Exhibit 10.1

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT, dated and effective as of November 1, 2014 (this “Agreement”), is entered into by and among SOAR ACQUISITION INC., a corporation organized under the laws of Ontario (“Buyer”), ORBCOMM INC., a Delaware corporation (“Parent”), SKYWAVE MOBILE COMMUNICATIONS INC., a corporation incorporated under the laws of Ontario (“Company”), and RANDY TAYLOR PROFESSIONAL CORPORATION, a corporation incorporated under the laws of Ontario (“Shareholders’ Representative”).

RECITALS:

A. The boards of directors of each of Buyer and the Company have determined that it is fair, advisable and in the best interests of Buyer and the Company, respectively, and their respective stockholders, for the Buyer to acquire all of the outstanding Shares (as defined below) pursuant to a plan of arrangement, and, subject to the conditions set forth herein have approved and adopted this Arrangement Agreement.

B. The Shareholders’ Representative has agreed to act as the representative and agent of the shareholders of the Company for the purposes set forth herein.

C. Certain capitalized terms used in this Agreement are defined in Section 9.2 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the parties hereto agree as follows:

ARTICLE 1

THE TRANSACTION

Section 1.1 Arrangement

The Company and the Buyer agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 1.2 Interim Order

As soon as reasonably practicable after the date of this Agreement, and in any event in sufficient time to permit the Company Meeting to be held by the date specified in Section 1.3(b), the Company shall apply in a manner reasonably acceptable to the Buyer pursuant to Section 182 of the OBCA and, in cooperation with the Buyer, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a) for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) for confirmation of the record date in respect of the Company Meeting;

(c) that the required level of approval for the Arrangement Resolution shall be two-thirds of the votes cast on such resolution by Shareholders present in person or represented by proxy at the Company Meeting;

(d) that, in all other respects, the terms, restrictions and conditions of the Company’s constating documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(e) for the grant of the Dissent Rights to those Shareholders who are registered Shareholders as contemplated in the Plan of Arrangement;

(f) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g) that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(h) that, except as required by Law, the record date for the holders of Shares entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment(s) or postponement(s) of the Company Meeting; and

(i) for such other matters as the Buyer may reasonably require, subject to obtaining the prior written consent of the Company, acting reasonably.

Section 1.3 Company Meeting and Notice.

(a) In accordance with the Interim Order, as soon as reasonably practicable after the date of this Agreement but in any event within fourteen (14) days of the date hereof, the Company shall and shall cause its board of directors to convene a meeting of the shareholders of the Company for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting) by sending a notice of such meeting to all holders of Shares (the “Company Meeting”), which notice shall be in a form acceptable to Buyer, acting reasonably;

(b) As soon as reasonably practicable after the date of this Agreement but in any event within thirty (30) days of the date hereof, the Company shall and shall cause its board of directors to cause the Company Meeting to take place for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(c) The notice for the Company Meeting shall be prepared and delivered in compliance with the OBCA and the Interim Order and shall include or be accompanied by: (i) a summary of this Agreement; (ii) a statement that a Shareholder validly exercising Dissent Rights is entitled to be paid the fair value of the Shares in accordance with Section 185 of the OBCA; and (iii) a summary description of the transactions proposed to be completed immediately after completion of the Arrangement between the Buyer, the Company and Inmarsat; and

(d) The Company shall use commercially reasonable efforts to cause each of the Shareholders to vote in favour of the Arrangement Resolution.

Section 1.4 Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting.

Section 1.5 Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall diligently pursue, and cooperate with the Buyer in diligently pursuing, the Interim Order and the Final Order and the Company will provide the Buyer and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Buyer for inclusion in such materials, prior to the service and filing of such materials, and will accept the reasonable comments of the Buyer and its legal counsel with respect to any such information required to be supplied by the Buyer and included in such materials. The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to the Buyer making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably. The Company will also provide legal counsel to the Buyer on a timely basis with copies of any notice and evidence served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order. Subject to applicable Laws, the Company will not file any materials with, or make any submissions to, the Court in connection with the Arrangement or serve any such materials, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Buyer’s prior written consent, such consent not to be unreasonably withheld or delayed.

Section 1.6 Certain Pre-Closing Matters.

(a) Management Incentive Plan. Prior to Effective Time, the Company shall appoint an escrow agent (the “Incentive Escrow Agent”) in accordance with the Management Incentive Plan and remit to such Incentive Escrow Agent (from the Company’s available funds) an amount sufficient to satisfy all entitlements of participants under the Management Incentive Plan and shall terminate the Plan in accordance with its terms.

(b) Warrants. Prior to the Effective Time, all Company Warrants shall be exercised or otherwise cancelled upon payment of an amount (from the Company’s available funds), such that no Company Warrants shall be outstanding as of the Effective Time.

(c) Change of Control Payments. Prior to the Effective Time, the Company shall remit to the Incentive Escrow Agent (from the Company’s available funds), an amount sufficient to satisfy all entitlements to Change of Control Payments.

(d) SADI Agreement. Prior to the Effective Time, the Company shall pre-pay the total amount outstanding under the contribution agreement (the “SADI Agreement”) between the Company and Her Majesty the Queen as represented by the Minister of Industry in respect of SADI Project 780-503584 (from the Company’s available funds) and shall provide written notice to the Industrial Technologies Office of the Strategic Aerospace & Defence Initiative that the Company’s obligations under the SADI Agreement are fully complete and satisfied in all material respects.

Section 1.7 Articles of Arrangement and Closing.

(a)	The Articles of Arrangement shall, upon endorsement of a certificate thereon by the Director in accordance with the OBCA, implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule A, as it may be amended, supplemented or modified from time to time by written agreement of the parties hereto.

(b)	Unless this Agreement is earlier terminated pursuant to Article 7, the Company shall send the Articles of Arrangement to the Director no later than the second Business Day after all conditions set out in Article 6 (other than those conditions that by their nature can only be satisfied on the Effective Date) having been satisfied or waived; provided however, if all such conditions are satisfied or waived on or after December 15, 2014 but on or before December 31, 2014, the Company shall send the Articles of Arrangement to the Director on December 31, 2014 to take effect as of 12:01 am (Ottawa Time) on January 1, 2015.

(c)	The completion (the “Closing”) of the Arrangement will take place at the offices of LaBarge Weinstein LLP, 515 Legget Drive, Suite 800, Ottawa, Ontario, K2K 3G4.

Section 1.8 Escrow Fund.

Prior to the Effective Date, the Shareholders’ Representative and Buyer shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by Buyer and reasonably acceptable to the Shareholders’ Representative (the “Indemnity Escrow Agent”) in a form of acceptable to the parties hereto. Pursuant to the terms of the Escrow Agreement, Buyer shall deposit:

(a)	seven and one-half percent (7.5%) of the Transaction Consideration (not including any upwards adjustment of the Transaction Consideration made pursuant to Section 1.11(a)) (“Indemnity Escrow Amount”) into a fifteen (15) month escrow account, which account is to be managed by the Indemnity Escrow Agent (the “Indemnity Escrow Account”); and

(b)	$850,000 (the “Pre-Closing Taxes Escrow Amount” and together with the Indemnity Escrow Amount, the “Escrow Amounts”) into an escrow account to be managed by the Indemnity Escrow Agent (the “Pre-Closing Taxes Escrow Account” and, together with the Indemnity Escrow Account, the “Escrow Accounts”) to be held in escrow until the Extended Release Date to indemnify the Buyer from and against any Pre-Closing Taxes.

The amount that is held in the Indemnity Escrow Account from time to time is referred to herein as the “Indemnity Escrow Fund” and the amount that is held in the Pre-Closing Taxes Escrow Account from time to time is referred to herein as the “Pre-Closing Taxes Escrow Fund” and, together with the Indemnity Escrow Fund, the “Escrow Funds”). Distributions of any Escrow Funds from the Escrow Accounts shall be governed by the terms and conditions of the Escrow Agreement.

Section 1.9 Payments.

Following receipt of the Final Order and the filing by the Company of the Articles of Arrangement with the Director under the OBCA and pursuant to the Plan of Arrangement:

(a)	the Company shall deposit, or arrange to be deposited, for the benefit of the Option holders, cash in an account specified by the Shareholders’ Representative in the aggregate amount of the Option Consideration in respect of all Company Options outstanding;

(b)	the Company shall distribute to its Shareholders, by way of a reduction of the stated capital of the Shares, an amount equal to the product of the Per Security Amount multiplied by the number of Shares outstanding; and

(c)	the Transaction Consideration will be payable by the Buyer as follows:

(i)	the Escrow Amounts, plus any amount required to be paid in to the Escrow Accounts pursuant to Section 1.11(a), by wire transfer of immediately available funds to the Indemnity Escrow Agent into accounts designated by the Indemnity Escrow Agent;

(ii)	an amount equal to the Transaction Consideration minus the amount paid to the Indemnity Escrow Agent pursuant to Section 1.9(c)(i) and the amount of the Inmarsat Note, by the wire transfer of immediately available funds to an account specified by the Shareholders’ Representative for distribution to the Shareholders; and

(iii)	the Inmarsat Note will be delivered to Inmarsat.

Section 1.10 Withholding Taxes.

Each of the Buyer, any applicable Buyer Affiliate, the Company and the Indemnity Escrow Agent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Ancillary Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Arrangement or the exercise, cancellation or cash-out of any Company Options or Company Warrants or the vesting of restricted stock interests under the Tax Act, the Code or any other provision of applicable Tax Law. Withholding in respect of stock options held by Canadian-resident employees will reflect the application of paragraph 110(1)(d) of the Tax Act, if applicable. To the extent that amounts are so withheld or deducted by the Buyer, any Buyer Affiliate, the Company or the Indemnity Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Buyer, Buyer Affiliate, the Company or the Indemnity Escrow Agent, as the case may be. Buyer, the Buyer Affiliate, the Company or the Indemnity Escrow Agent, as the case may be, shall pay over to the appropriate Governmental Authority amounts withheld under this Section 1.10.

Section 1.11 Adjustment of Transaction Consideration Resulting From Working Capital Surplus or Working Capital Shortfall.

(a) No more than three (3) Business Days prior to the Effective Date, the Company and the Buyer shall jointly prepare, or cause to be prepared, a statement (the “Estimated Closing Working Capital Statement”) which shall set forth a good faith and reasonable itemized calculation of the estimated Working Capital (the “Estimated Working Capital Amount”) expected as of the Effective Date. If the Estimated Working Capital Amount as reflected on the Estimated Closing Working Capital Statement is less than the lower end of the Target Working Capital Range, then the Transaction Consideration shall be decreased by the difference between the Estimated Working Capital Amount and the lower end of the Target Working Capital Range. If the Estimated Working Capital Amount as reflected on the Estimated Closing Working Capital Statement is greater than the higher end of the Target Working Capital Range, then the Transaction Consideration shall be increased by the difference between the Estimated Working Capital Amount and the higher end of the Target Working Capital Range and the amount of the excess shall be deposited in the Working Capital Escrow Fund (as defined in the Escrow Agreement) on the Effective Date until final determination of the Actual Working Capital Amount. The Parties acknowledge and agree that there will be no adjustment to the Transaction Consideration (and no funds deposited into the Working Capital Escrow Fund) if the Estimated Working Capital Amount is within the Target Working Capital Range and that any adjustments to Transaction Consideration made pursuant to this Section 1.11(a) will be reversed pursuant to Section 1.11(d) if the Actual Working Capital Amount is within the Target Working Capital Range.

(b) Within ninety (90) days after the Effective Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Shareholders’ Representative, a statement (the “Actual Closing Working Capital Statement”) which shall set forth an itemized calculation of the actual Working Capital (the “Actual Working Capital Amount”) as of the Effective Date.

(c) The Shareholders’ Representative, on behalf of the Shareholders, shall have thirty (30) days after its delivery to review the Actual Closing Working Capital Statement. The Shareholders’ Representative shall have reasonable access to the work papers of the Buyer and the accountants used in preparing the Actual Closing Working Capital Statement. If the Shareholders’ Representative objects to the Actual Working Capital Amount, the Shareholders’ Representative shall inform the Buyer in writing within such thirty (30)-day period (an “Objection”), setting forth a specific description of the basis of the Objection and a statement reflecting the adjustments to the Actual Working Capital Amount which the Shareholders’ Representative believes should be made. The Buyer and the Shareholders’ Representative shall then have fifteen (15) days to attempt in good faith to reach an agreement with respect to any disputed matters with respect to the Actual Working Capital Amount. In reviewing any Objection, the Buyer’s accountants shall have reasonable access to the work papers of the Shareholders’ Representative and its accountants. If the Parties are unable to resolve all of their disagreements with respect to the determination of the foregoing items within said fifteen (15)-day period, they shall submit their respective prepared working capital statements to an accounting firm mutually agreed upon by the Shareholders’ Representative and the Buyer (the “Audit Firm”). The Audit Firm shall, acting as an expert and not as an arbitrator, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Actual Closing Working Capital Statement requires adjustment; provided, however, that the adjustment to the Actual Closing Working Capital Statement finally determined by the Audit Firm shall not be greater than the greatest Actual Working Capital Amount calculated by either Party or less than the smallest Actual Working Capital Amount calculated by either Party. The Audit Firm shall consider only those items to which a Party has objected and that the Parties have not been able to resolve amicably. The Parties shall direct the Audit

Firm to use all reasonable efforts to render its determination within thirty (30) days after such submission. The Audit Firm’s determination regarding any such adjustment shall be conclusive and binding upon the Buyer and the Shareholders. The fees and disbursements of the Audit Firm in rendering its determination shall be borne by the party losing the majority of the amount at issue in the dispute. The Buyer and the Shareholders’ Representative shall make readily available to the Audit Firm all relevant books and records and any work papers (including those of the Parties’ respective accountants) relating to the Actual Closing Working Capital Statement and all other items reasonably requested by the Audit Firm. The “Final Working Capital Statement” shall be deemed to be (i) the Actual Closing Working Capital Statement if no Objection is delivered by the Shareholders’ Representative during the thirty (30)-day period specified above or (ii) if an Objection is delivered by the Shareholders’ Representative, the Actual Closing Working Capital Statement, as adjusted by either (A) the agreement of the Parties or (B) the Audit Firm.

(d) Upon the determination of the Actual Working Capital Amount in accordance with Section 1.11(c), the Transaction Consideration shall be adjusted accordingly, with payments as follows:

(i) If the Estimated Working Capital Amount was greater than the higher end of the Target Working Capital Range then: (A) the payment made to the Working Capital Escrow Fund pursuant to Section 1.11(a) shall be distributed in accordance with the terms of the Escrow Agreement and the Parent and Shareholders’ Representative shall jointly direct the Escrow Agent to distribute such payment in accordance with the Escrow Agreement within ten (10) days after the final determination of the Final Working Capital Statement; and (B) either (I) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is greater than the Estimated Working Capital Amount, then the difference between such Actual Working Capital Amount and the Estimated Working Capital Amount shall be paid by the Buyer to the Shareholders’ Representative (or to such other Person as the Shareholders’ Representative may direct in writing) within ten (10) days after the final determination of the Final Working Capital Statement; or (II) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is less than the lower end of the Target Working Capital Range, then the Buyer shall be entitled to be paid the difference between such Actual Working Capital Amount and the lower end of the Target Working Capital Range (to the extent outside of the Target Working Capital Range and not already accounted for in clause (A) above) by the Shareholders’ Representative (on behalf of the Shareholders), or in the Buyer’s sole discretion, from the Indemnity Escrow Fund, within ten (10) days after the final determination of the Final Working Capital Statement.

(ii) If the Estimated Working Capital Amount was less than the lower end of the Target Working Capital Range then: (A) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is greater than the Estimated Working Capital Amount, then the difference between such Actual Working Capital Amount and the Estimated Working Capital Amount shall be paid by the Buyer to the Shareholders’ Representative (or to such other Person as the Shareholders’ Representative may direct in writing) within ten (10) days after the final determination of the Final Working Capital Statement (unless: (I) the Actual Working Capital Amount is within the Target Working Capital Range, in which case the amount of the payment by the Buyer will be equal to the decrease in Transaction Consideration pursuant to Section 1.11(a)) or (II) the Actual Working Capital Amount is above the Target Working Capital Range, in which case the amount of the payment by the Buyer will be equal to the sum of (x) the difference between the Estimated Working Capital Amount and the lower end of the Target Working Capital Range, plus (y) the difference between the Actual Working

Capital Amount and the higher end of the Target Working Capital Range); or (B) to the extent that the Actual Working Capital Amount as reflected on the Final Working Capital Statement is less than the Estimated Working Capital Amount, then the Buyer shall be entitled to be paid the difference between such Actual Working Capital Amount and the Estimated Working Capital Amount by the Shareholders’ Representative (on behalf of the Shareholders), or in the Buyer’s sole discretion, from the Indemnity Escrow Fund, within ten (10) days after the final determination of the Final Working Capital Statement.

(iii) If the Estimated Working Capital Amount was within the Target Working Capital Range then: (A) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is also within the Target Working Capital Range, then no adjustment to the Transaction Consideration shall be made; (B) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is greater than the higher end of the Target Working Capital Range, then the difference between such Actual Working Capital Amount and higher end of the Target Working Capital Range shall be paid by the Buyer to the Shareholders’ Representative (or to such other Person as the Shareholders’ Representative may direct in writing) within ten (10) days after the final determination of the Final Working Capital Statement; or (C) to the extent that the Actual Working Capital Amount as reflected on the Final Working Capital Statement is less than the lower end of the Target Working Capital Range, then the Buyer shall be entitled to be paid the difference between such Actual Working Capital Amount and the lower end of the Target Working Capital Range by the Shareholders’ Representative (on behalf of the Shareholders), or in the Buyer’s sole discretion, from the Indemnity Escrow Fund, within ten (10) days after the final determination of the Final Working Capital Statement.

Section 1.12 Company Options.

In accordance with the Plan of Arrangement, at the Effective Time all Company Options shall become fully vested and exercisable and each Company Option shall be purchased for cancellation by the Company (from the Company’s available funds) for the Option Consideration. The parties acknowledge that no deduction will be claimed by the Company in respect of payments made to a holder of Company Options so cancelled who is a resident of Canada or who is employed in Canada (both within the meaning of the Tax Act) in respect of Company Options acquired by such holder by virtue of his or her employment, and the Company shall: (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act in respect of such payments, and (ii) provide evidence in writing of such election to such holders, it being understood that such holders may be entitled to claim a deduction in respect of any benefit arising from the cancellation of such Company Options. The Company shall file such election within the time and in such manner as may be prescribed under the Tax Act. Upon completion of the Arrangement, the Company Option Plan shall be wholly terminated and of no further force or effect.

Section 1.13 Restricted Cash Account Matters.

(a)	The Parent and the Company agree to use commercially reasonable efforts to cause the Company’s Restricted Cash Accounts to become unrestricted such that there are no longer cash collateral requirements relating thereto; provided, however that nothing in this Agreement will require the Parent or the Buyer to pay any funds or post any collateral to secure any obligations of the Company or any of its Subsidiaries. The Company agrees to use commercially reasonable efforts to take all such action as may be necessary or desirable to ensure that the Company letters of credit and the margin on the Company’s currency forward contracts secured by Restricted Cash Accounts do not constitute indebtedness prior to the Closing.

(b)	In the event any or all Restricted Cash Accounts becomes unrestricted prior to Closing such that no cash collateral or term deposits are required to secure letters of credit or margins on currency forward contracts, any such amounts shall be deemed to be Excess Company Funds.

(c)	To the extent that any cash collateral requirement respecting any Restricted Cash Account remains in place on Closing, the Buyer agrees that: (i) such Restricted Cash Account, including any interest earned from time to time thereon, shall be held by the Company pending expiry, discharge or other release of all cash collateral requirements relating to such Restricted Cash Account; and (ii) the Buyer shall pay to the Shareholders’ Representative (on behalf of the Shareholders), within ten (10) days following such expiry, discharge or other release of all cash collateral requirements relating to such Restricted Cash Account, an amount equal to the funds then held in such released account as an adjustment to the consideration for the Shares effective nunc pro tunc for all income Tax purposes.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

The Company represents and warrants to Buyer as follows and acknowledge and confirms that Buyer is relying upon such representations and warranties in entering into this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby:

Section 2.1 Organization, Good Standing and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada. The Company and each of its Subsidiaries (as such term is defined in Section 2.5), as applicable, have all requisite corporate power and authority to own their respective properties and assets and authority to operate their respective businesses as they are now carried on, to issue enter into the transactions contemplated herein, to execute and deliver this Agreement and the Ancillary Agreements (collectively, the “Transaction Documents”) and to carry out the respective provisions thereof. The Company and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing in each jurisdiction in which the nature of their respective activities and properties (both owned and leased) makes such qualification necessary. The Company has delivered to Buyer or legal counsel for the Buyer true and complete copies of the articles of incorporation and by-laws of the Company, including any and all amendments thereto and such articles of incorporation and by-laws as so amended are in full force and effect.

Section 2.2 Capitalization; Voting Rights.

(a) The Company’s authorized capital consists of an unlimited number of common shares of which 61,394,845 are issued and outstanding and an unlimited number of Class A Preferred Shares of which none are issued and outstanding. There are outstanding Company Options to acquire 5,509,909 Shares and Company Warrants to acquire an aggregate of 625,271 Shares.

(b) Section 2.2(b) of the Disclosure Schedule sets out under the heading Issued and Outstanding Shares a true and complete list of the registered holders of the issued and outstanding

Shares and the number and type of Shares held by each. All such issued and outstanding Shares have been duly authorized and are validly issued as fully paid and non-assessable and not subject to any Liens (other than Permitted Liens), or pre-emptive rights created by statute. None of the issued equity interests of the Company were issued in violation of any pre-emptive rights.

Section 2.3 Other Securities and Voting Rights.

Section 2.3 of the Disclosure Schedule sets out under the heading Outstanding Options, Warrants and Other Securities a true and complete list of the registered holders of all Company Options and Company Warrants and the number held by each. Other than the securities of the Company described in Section 2.2(b) of the Disclosure Schedule under the heading Issued and Outstanding Shares or described in Section 2.3 of the Disclosure Schedule, including under the heading Outstanding Options, Warrants and Other Securities, there are no: (i) outstanding securities of the Company or outstanding securities, of the Company or otherwise, convertible into or exchangeable for any share or shares in the capital of the Company or any Subsidiary; (ii) outstanding or contingent subscriptions, options, warrants, calls, commitments or other Contracts obligating the Company or any Subsidiary to allot or issue any of its securities, or to create any additional class or series of shares, or which grants to any person the right or option to purchase or otherwise acquire any securities of the Company or any Subsidiary; (iii) Contracts or other obligations by which the Company or any Subsidiary is bound to repurchase, redeem or retire any of its securities; (iv) option plans, stock purchase plans, phantom stock option plans or stock appreciation rights of the Company or any Subsidiary or similar plans or rights; or (v) Contracts between the Company and any of the Company’s shareholders, or between any of the Company’s shareholders, which affects the governance of the Company or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements, registration rights or other similar agreements with respect to ownership, voting or registration of any securities of the Company or any of its Subsidiaries. The exercise price of each Option is not less than the fair market value of a Share on the date the Company Option was granted.

Section 2.4 Authorization; Binding Obligations.

All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the other Transaction Documents and the Arrangement and the performance of all obligations of the Company hereunder and thereunder, has been taken, subject to the approval of the Arrangement Resolution by the Shareholders in accordance with the Interim Order and approved by the Court. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (ii) the fact that equitable remedies, such as specific performance and injunctive relief, are subject to the discretion of a court of competent jurisdiction.

Section 2.5 Subsidiaries.

Set forth on Section 2.5 of the Disclosure Schedule is a complete list of: (i) each entity in which the Company directly or indirectly, of record or beneficially, owns or holds an equity interest (each a “Subsidiary” and collectively, the “Subsidiaries”), (ii) each Subsidiary’s type of legal entity, (iii) the jurisdiction in which each Subsidiary is organized, (iv) the equity structure and capitalization of each Subsidiary, and (v) each jurisdiction in which each Subsidiary is qualified to do business as a foreign legal entity. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. The Company owns of record and beneficially, free and clear of all Liens (other than Permitted Liens), all of the issued and outstanding capital stock or other equity interests of each Subsidiary and there are no other equity interests and there are no securities convertible into or exchangeable for any equity securities of any Subsidiary. The Company does not own or control, directly or indirectly (through its Subsidiaries or otherwise), an equity interest in any other person. Neither the Company nor its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. None of the Company or any of the Subsidiaries is a party to or subject to any contract wherein any person has, or will have, a right, option or warrant to purchase or acquire any rights in any additional shares or other securities of the Subsidiaries. All of the equity interests of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and not subject to any Liens (other than Permitted Liens) or pre-emptive rights created by statute. None of the issued equity interests of the Subsidiaries were issued in violation of any pre-emptive rights.

Section 2.6 Financial Statements.

(a) Attached hereto as: (i) Exhibit A is an audited consolidated balance sheet of the Company at December 31, 2013, and the related audited consolidated statements of operations and cash flow for the year ended December 31, 2013; (ii) Exhibit B is an unaudited consolidated balance sheet of the Company as at September 30, 2014 (the “Interim Financial Statement Date”), and the related unaudited consolidated statements of operations and cash flow (together with balance sheet and financial statements described in clause (i) above, the “Financial Statements”) for the nine (9)-month period ended on the Interim Financial Statement Date.

(b) The Financial Statements: (i) are derived from and are in accordance with the books and records of the Company, (ii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified, and (iii) have been prepared in accordance with IFRS applied on a basis consistent with prior periods, except in the case of unaudited Financial Statements for the absence of notes thereto and subject to normal recurring year-end adjustments. Since December 31, 2013, there has not been any change in the Company’s accounting policies. The Company maintains an adequate system of internal controls established and administered in accordance with IFRS.

(c) All accounts receivable of the Company and its Subsidiaries individually or in the aggregate in excess of $50,000 are bona fide and, subject to the allowance for doubtful accounts that has been reflected in the books and records of the Company and its Subsidiaries in accordance with IFRS and subject to defaults and non-payment in the ordinary course, collectible without set-off or counterclaim. To the knowledge of the Company, all past due accounts receivable reflected in the Financial Statements remain fully collectible and no facts, events or circumstances exist which could reasonably be expected to cause a material portion of such accounts receivable to be discounted or not to be collectible.

Section 2.7 Liabilities.

Neither the Company nor its Subsidiaries has any liabilities (whether accrued, contingent or otherwise) not accounted for in the Financial Statements or disclosed in the Disclosure Schedule, except current liabilities incurred in the ordinary course of business subsequent to the Interim Financial Statement Date which, individually or in the aggregate, do not exceed $250,000.

Section 2.8 Agreements.

(a) Section 2.8 of the Disclosure Schedule sets forth a true and complete list of all written, oral or implied agreements, contracts, leases, licenses, instruments and commitments, understandings, representations, warranties, covenants or assurances (referred to in this Agreement as “Contracts”) to which the Company or any Subsidiary is a party or by which it is bound that:

(i)	obliges the Company or any of the Subsidiaries to make payments on an annual basis in excess of $250,000 in the aggregate or that is not terminable by the Company or its Subsidiaries, as applicable, on less than twelve (12) months’ notice;

(ii)	is in the nature of a partnership, limited or unlimited liability company agreement joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any joint venture, other than any such agreement or arrangement relating to the operation or business of a property or asset in the ordinary course of business and which is not material with respect to such property or asset;

(iii)	under which indebtedness for borrowed money in excess of $250,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of its Subsidiaries is mortgaged, pledged or otherwise subject to a Lien or any Contract restricting the incurrence of indebtedness by the Company or any of its Subsidiaries or the incurrence of any Lien on any property or securities of the Company or any of its Subsidiaries or restricting the payment of dividends or other distributions by the Company or any of its Subsidiaries;

(iv)	under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any person (other than the Company or any of its Subsidiaries) in excess of $250,000;

(v)	providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $250,000 or, for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $250,000, in each case entered into in the past twelve (12) months or in respect of which the applicable transaction has not been consummated;

(vi)	creates an exclusive dealing arrangement, right of first offer or refusal or most favoured nation arrangement with respect to any material asset, material product or material service of the Company or any of its Subsidiaries;

(vii)	contains any non-competition, non-solicitation or similar obligation that limits or restricts in any respect (i) the ability of the Company or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or (ii) the scope of persons to whom the Company or any of its Subsidiaries may sell products or deliver services;

(viii)	entered into in the past twelve (12) months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or shares (or other equity interests) of any other person for aggregate consideration in excess of $250,000, in each case other than in the ordinary course of business;

(ix)	any currency, commodity, interest rate or equity related hedge, derivative swap or other financial risk management Contract;

(x)	restricting the ability of the Company or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of any other person, other than confidentiality agreements entered into in the ordinary course of business;

(xi)	which, if terminated or modified or if it ceased to be in effect, could reasonably be expected to have a Material Adverse Effect; and

(xii)	individually or in the aggregate, are material to the business, operations, financial condition, capital, results of operations or prospects of the Company and its Subsidiaries

(the “Material Agreements”). For the purpose of this subsection (a), all indebtedness, liabilities, Contracts and proposed transactions involving the same person (including persons the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts herein.

(b) Neither the Company nor its Subsidiaries has breached or defaulted under any Material Agreement and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a breach or violation of, or default under, any Material Agreement by the Company or any of its Subsidiaries, nor does the Company have any knowledge of any claim or threat that the Company or any of its Subsidiaries has breached or defaulted under, any term or condition of any Material Agreement. Each Material Agreement is in full force and effect and, to the best of the Company’s knowledge, no other party to such Material Agreement is in breach or default thereunder nor is there any event or condition which, with the passage of time, would constitute a breach or default thereunder. Neither the Company nor any of its Subsidiaries has received or given any written notice of a default, termination or intent to terminate or fail to fully perform under any Material Agreement or of a dispute between the Company or any of its Subsidiaries and any other Person in respect of any Material Agreement. Except as set forth in Section 2.8 of the Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not afford any party to any of the Material Agreements the right to terminate or amend any material term of any Material Agreement nor will the completion of such transactions result in any additional or more onerous obligations on the Company or any of its Subsidiaries under any Material Agreement or, to the knowledge of the Company, result in less favourable terms on the Company or any of its Subsidiaries under any Material Agreement.

(c) Except as set forth in Section 2.8 of the Disclosure Schedule, there are no: (i) Contracts or proposed transactions between the Company or any Subsidiary and any of the Company’s or Subsidiary’s officers, directors or any affiliate thereof other than agreements explicitly contemplated hereby; and (ii) Contracts or proposed transactions between the Company and any of its securityholders relating to the Company’s securities.

(d) Except as set forth in Section 2.8 of the Disclosure Schedule and except for the Excluded Licenses, there are no Contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any Subsidiary is a party or by which they are bound that may involve (i) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or any Subsidiary (other than licenses arising from the purchase of “off the shelf” or other standard products), or (ii) provisions restricting or affecting the development, manufacture or distribution of the Company’s or any Subsidiary’s products or services.

(e) To the knowledge of the Company, the Material Agreements constitute all of the Contracts that required to conduct the business and operation of the Company and its Subsidiaries as presently conducted.

Section 2.9 Customers and Suppliers, etc.

Section 2.9 of the Disclosure Schedules lists the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries for the twelve (12)-month periods ending December 31, 2013 and the Interim Financial Statement Date, and the aggregate amount which each customer was invoiced and each supplier invoiced the Company and its Subsidiaries during such periods. No customer, distributor, representative or major supplier of the Company or any Subsidiary has given notice to the Company or any Subsidiary that it wishes to terminate, cancel, materially modify or change its business relationship with the Company or any Subsidiary and the Company is not aware of any intention on the part of any such person to cease doing business with the Company or any of its Subsidiaries or to modify or change in any material manner any existing arrangement with the Company or any of its Subsidiaries for the purchase or supply of any products or services.

Section 2.10 Obligations to Related Parties.

There are no obligations of the Company or any Subsidiary to officers, directors, shareholders, or employees of the Company or any Subsidiary, or any member of their immediate families, or any other person not acting at arm’s length with the Company or any Subsidiary other than (i) for payment of salary and other remuneration for services rendered since the commencement of the Company’s most recent payroll period in accordance with the Contracts listed in Section 2.10 of the Disclosure Schedule; (ii) reimbursement for reasonable expenses incurred on behalf of the Company or a Subsidiary; (iii) other benefits made available to employees as set forth in Section 2.10 of the Disclosure Schedule; (iv) payments to be made pursuant to the Management Incentive Plan that have been disclosed to Buyer; and (iv) any customary rights that any of them may have under applicable laws in the ordinary course in their respective capacity as shareholders or securityholders of the Company. Since December 31, 2013, the Company has made no payment to any director, officer, employee or shareholder of the Company and its Subsidiaries other than employment or employment compensation arrangements in the ordinary course of business. None of the officers, directors or shareholders of the Company or any Subsidiary, or any members of their immediate families, are indebted to the Company or any Subsidiary and none of the founders or officers, or any members of their immediate families. No officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any Material Agreement with the Company or a Subsidiary (other than such Contracts as relate to any such person’s ownership of shares or other securities of the Company). Except as may be disclosed in the Financial Statements, neither the Company nor any of the Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person.

Section 2.11 Changes.

Since December 31, 2013, the Company and each of its Subsidiaries has carried on its business in the ordinary course of business and, in particular, but without limiting the generality of the foregoing, there has not been:

(a) acquisition, disposition or revaluation of any material assets or properties or any interest in any Person;

(b) any material change in the assets, liabilities, financial condition, operating results, properties, business or management of the Company;

(c) any development or combination of developments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(d) any material damage, destruction or loss, whether or not covered by insurance;

(e) incurred or assumed any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary course of business;

(f) any waiver by the Company of a valuable right or of a material debt owed to it;

(g) any change or amendment to a material agreement by which the Company or any of its assets or properties is bound or subject;

(h) any loans made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(j) any satisfaction or discharge of any Lien or payment of any obligation by the Company;

(k) any declaration, setting aside or payment or other distribution in respect of any of the Company’s share capital, or any direct or indirect redemption, purchase or other acquisition or any of such shares by the Company other than as contemplated by this Agreement;

(l) any Lien created by the Company (other than Permitted Liens), with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(m) any receipt of notice that there has been a loss of, or material order cancellation or material warranty claim by, any major customer of the Company or end-user of the Company’s products;

(n) any other event or condition or any character that could reasonably be expected to result in a Material Adverse Change;

(o) any Material Agreement or any other transaction that is, in either case, not in the ordinary course of business entered into;

(p) given or agreed to give or become a party to or bound by any guarantee, surety or indemnity in respect of indebtedness or other obligations or liabilities of any other person or become a party to any other commitment by which the Company or any of its Subsidiaries is, or its contingently, responsible for such indebtedness or other liability or obligation; or

(q) termination, cancellation, modification or amendment in any respect or the taking of any action or failure to take any action which would entitle any party to any Contract to terminate, cancel, modify or amend any Contract.

Section 2.12 Property; Title to Properties and Assets; Liens, etc.

(a) None of the Company nor any Subsidiary is the legal or beneficial owner of any real property, nor have any of them ever owned any real property. Section 2.12(a) of the Disclosure Schedules lists all real property leased by the Company or any Subsidiary (each, a “Leased Property” and together, the “Leased Properties”). The Company has delivered to Buyer complete and accurate copies of all such leases, and any operating agreements relating thereto. With respect to each Leased Property, (i) the lease relating to such Leased Property is in writing and is valid and binding, in full force and effect and enforceable against the Company and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, (ii) the Company is not and, to the knowledge of the Company, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease nor has the Company received any notice of default or termination under any such lease, (iii) no event, occurrence, condition or act has occurred, is pending or, to the knowledge of the Company is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party to such lease, under such lease, or give rise to a right of termination, cancellation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any such leases, (iv) there are no disputes, oral agreements or forbearance programs in effect between the Company and the lessor or sublessor, as to the lease relating to such Leased Property, (v) all rents and additional rents due on the lease relating to such Leased Property have been paid, and (vi) to the Company’s knowledge, the landlord for each such Leased Property is in compliance with its obligations under its lease and the Company has not given a notice of default to any such landlord. None of the Leased Properties have been subleased or licensed to any Person and no Person has any other right to use or occupy any of the Leased Properties.

(b) The current uses of each Leased Property comply with applicable Law and all applicable covenants and other encumbrances in all material respects and the Company and its Subsidiaries have adequate rights of ingress and egress for the operation of their business in the ordinary course. Other than the Leased Properties, there are no municipal or building access agreements, roof-top leases, easements, leases, licenses of occupation, rights-of-way, permits or other similar rights in real property held or owned by the Company or its Subsidiaries required in connection with the operation of their business in the ordinary course. The Leased Properties are in good operating condition and repair, subject to normal wear and tear. There are no defects or adverse physical conditions affecting any Leased Properties or the buildings or improvements thereof, other than those that would not individually or in the aggregate reasonably expect to have a Material Adverse Effect.

(c) The Company has good and marketable title to, or holds a valid and enforceable license to use, all material assets necessary to carry on its business as it is currently carried on, including the Earth Station Assets. Except as disclosed in Section 2.12(b) of the Disclosure Schedule (or with respect to the Earth Station Assets only, Section 2.12(b)* of the Disclosure Schedule), the Company and its

Subsidiaries has good and marketable title to their respective properties and assets, including the properties and assets reflected in the Financial Statements, and good title to their respective leasehold estates, in each case subject to no Liens, other than Permitted Liens. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, reasonable wear and tear excepted. There are no rights, options, offers, commitments or plans or agreements of any kind outstanding that would entitle any person to purchase or otherwise acquire any of the material properties and assets of the Company or any of its Subsidiaries. For greater certainty, the provisions of this Section 2.12 do not apply to the Licensed IP and the Company’s Intellectual Property or Technology and the only representations in respect to the Licensed IP and the Company’s Intellectual Property or Technology are contained in Section 2.13.

Section 2.13 Intellectual Property.

(a) Definitions. For the purposes of this Section 2.13:

(i) “Commercial Software” means standardized non-exclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions (including software provided as a service) and which were obtained by the Company or any of its Subsidiaries in the ordinary course of business;

(ii) “Earth Station Assets” means all hardware, software and firmware currently installed in Inmarsat earth stations for the RF physical layer, packet processing and message processing of the IsatDataPro and SLDR-1 Services network services that are, in each case, owned by the Company upon Closing. Subject to the foregoing, the assets within the scope of the first sentence includes without limitation the following (a) racks, processors, cabling, power supplies, embedded test equipment, etc.; (b) software source and object files, development and testing tool chains, licenses for operating systems and all embedded library functions, procedures or other toolkits (only to the extent assignable); (c) installation, test and operating procedures; (d) maintenance and monitoring tools, debugging procedures and trees, log-file processing scripts; (e) maintenance contracts and agreements, but only to the extent assignable (could include outsourced people); (f) requirements documentation; (g) architecture definition and trade-off studies; (h) system design documentation; (i) subsystem and module design documentation and specifications; (j) requirements decomposition and verification traceability; (k) system and subsystem analysis documentation; (l) capacity sizing and limits documentation; and (m) test plans and procedures including executed test logs;

(iii) “Excluded IDP Licenses” means Excluded Licenses that include IDP Technology.

(iv) “Excluded Licenses” means licenses in respect to the Intellectual Property and Technology owned by the Company or any of its Subsidiaries that are granted by the Company or any of its Subsidiaries (i) on a non-exclusive basis to the Company’s and/or its Subsidiaries’ customers incidental to the sale or licensing of the Company’s and/or its Subsidiaries’ products and services in the ordinary course of the Company’s and/or its Subsidiaries’ business; or (ii) on a non-exclusive basis to the Company’s and/or its Subsidiaries’ resellers, distributors and other indirect channels incidental to the sale or licensing of the Company’s and/or its Subsidiaries’ products and services in the ordinary course of the Company’s and/or its Subsidiaries’ business;

(v) “IDP Technology” means all Intellectual Property and Technology, including all recognized rights in any jurisdiction that belong to the Company or any of its Subsidiaries as of immediately prior to the Closing (which for the avoidance of doubt exclude any Intellectual Property rights owned by Buyer and its Affiliates) and that have been used prior to Closing in the design, development, improvement, manufacture, operation, control, maintenance, or repair of IDP chips, IDP terminals, or IDP networks. Without limiting the foregoing, IDP Technology specifically includes the following Intellectual Property owned by the Company or any of its Subsidiaries as of immediately prior to the Closing (but in all cases excluding any Licensed IP and Commercial Software): (i) all rights reasonably necessary to use, reproduce, distribute, offer for sale, sell, make and import, and to improve, IDP-based terminals and network services; (ii) all software, interfaces, and other Technology required for Inmarsat to replicate at its cost the functionality and operation of network services and the message handling center, billing and provisioning system, and all other systems required in the operation of the IDP network as it currently operates; (iii) the design documentation and specifications for the IDP baseband modem for the most recently type approved Company IDP based product as of the Closing (such design documentation and specifications consisting of the most recent version of the IDP engineering documentation that is inclusive of source code trees and build instructions, software design documentation, interface specification documentation, performance requirements, test plans and test software used for the modem for the most recently type approved Company IDP based product in production as of the Closing); and (iv) materials (including manuals, hardware, software, interfaces, tools and systems in the Company’s or any of its Subsidiaries’ possession) related to IDP. Notwithstanding the foregoing or anything to the contrary, the IDP Technology does not include rights to any mobile terminals developed by the Company or Buyer (or any of their respective Affiliates) prior to the Closing or IDP mobile terminal Technology (inclusive of the design, Intellectual Property, application and tools associated with the applicable terminal) except pursuant to (iii) herein;

(vi) “Intellectual Property” means any and all of the following and all proprietary, intellectual property and other rights in, arising out of or associated with: (i) all patents and utility models and applications therefor and all provisionals, re-issuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions, and re-examinations thereof and all equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation, invention disclosures (“Patents”); (ii) all registered and unregistered trade-marks, service marks, trade names, trade dress, logos, business, corporate and product names and slogans and registrations and applications for registration thereof (“Trade-marks”); (iii) all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith (“Copyrights”); (iv) all registered and unregistered industrial designs (“Industrial Designs”); (v) all maskworks, maskwork registrations and applications therefor, and any equivalent or similar rights in integrated circuit topographies, semiconductor masks, layouts, architectures or topologies (“Maskworks”); and (vi) all World Wide Web addresses, domain names and sites and applications and registrations therefore (“Domain Names”);

(vii) “Permitted IDP Lien” means a Permitted Lien on the IDP Technology.

(viii) “Registered IDP Technology” means Registered IP that incorporates IDP Technology;

(ix) “Registered IP” means all Intellectual Property and Technology (as defined below) owned by the Company or any of its Subsidiaries which is the subject of any Canadian, United States, international and/or foreign: (i) Patent, including any applications therefor; (ii) registered Trade-mark or any applications therefor, including any intent-to-use application; (iii) Copyright registration or any application therefor; (iv) Industrial Design registration or any application therefor; (v) Maskwork registration or any application therefor; (vi) Domain Name registration; or (vii) any other application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, provincial, government or other public or private legal authority at any time; and

(x) “Technology” means any and all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware, documentation, designs, methods, techniques, processes, files, industrial models, schematics, specifications, net lists, build lists, records and data or otherwise (including all releases, versions, corrections, updates, modifications, additions, replacements, improvements and enhancements thereof or that are incorporated therein); (ii) inventions (whether or not patentable), improvements and enhancements; (iii) proprietary and confidential business and technical information, including technical data, trade secrets, ideas, research and development and know how; (iv) databases, data compilations and collections and technical data; and (v) all documentation relating to the foregoing, including without limitation installation manuals, operator’s manuals, system manuals, user manuals, conversion and other materials, printout specifications, system test data and error message listings, together with all updates thereto.

(b) Set forth in Section 2.13 of the Disclosure Schedule is a list of all Registered IP used in the Company’s business as now conducted. For the purposes of this Agreement, the “Company’s business”, the “business of the Company” and like terms means the business of the Company and its Subsidiaries on a consolidated basis. Set forth in Section 2.13(b)(i)* of the Disclosure Schedule is a list of all Registered IDP Technology. Set forth in Section 2.13(b)* of the Disclosure Schedule is a list of Third Party Licenses necessary for the use of the IDP Technology.

(c) Except as disclosed in Section 2.13 of the Disclosure Schedule, the Company or one of its Subsidiaries exclusively owns all Intellectual Property and Technology necessary for its business as now conducted, free and clear of any Liens, other than Permitted Liens and Excluded Licenses. Neither the Company nor any Subsidiary are bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property or Technology of any other person other than: (i) Commercial Software; and (ii) such licenses or agreements as are disclosed in Section 2.13 of the Disclosure Schedule under the heading “Third Party Licenses” (the “Third Party Licenses”). Except for the Intellectual Property and Technology that is licensed by the Company or its Subsidiaries pursuant to the Third Party Licenses (the “Licensed IP”), the Company’s products and products under development do not, to the best of the knowledge of the Company, contain, embody or use, or require for their full and proper operation, any Intellectual Property or Technology owned by another person (other than any Intellectual Property or Technology that is jointly owned by the Company or one of its Subsidiaries with another person as disclosed in Section 2.13 of the Disclosure Schedule). Except as disclosed in Section 2.13(c)* of the Disclosure Schedule, the Company or one of its Subsidiaries exclusively owns all Intellectual Property and Technology necessary for the IDP Technology as it is now used, free and clear of any Liens, other than Permitted IDP Liens and Excluded IDP Licenses. Except for the Intellectual Property or Technology licensed by the Company or its Subsidiaries pursuant to the Third Party Licenses set forth in Section 2.13(c)* of the Disclosure Schedule, the IDP Technology does not, to the best of the knowledge of the Company, contain, embody or use, or require for their full and proper operation, any Intellectual Property or Technology owned by another person (other than any Intellectual Property or Technology that is jointly owned by the Company or one of its Subsidiaries with another person as disclosed in Section 2.13(c)* of the Disclosure Schedule).

(d) The Intellectual Property and Technology owned by the Company and its Subsidiaries and the Licensed IP together constitute all Intellectual Property and Technology necessary or material to the operation of the Company’s business as now conducted.

(e) Other than as set forth in Section 2.13 of the Disclosure Schedule and except for the Excluded Licenses, neither the Company nor any Subsidiary is a party to or bound by any Contract or other obligation whatsoever that limits or impairs its ability to use or to sell, transfer, assign, convey, license, exploit or sublicense, or that otherwise affects, the Intellectual Property and Technology owned by the Company and its Subsidiaries, other than restrictions with respect to the Licensed IP contained in the Third Party Licenses.

(f) To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation by any person of any of the Intellectual Property or Technology owned by the Company or its Subsidiaries. Other than as set forth in Section 2.13 of the Disclosure Schedule and except for the Excluded Licenses, neither the Company nor any Subsidiary has covenanted or agreed with any person not to sue or otherwise enforce any legal rights with respect to the Intellectual Property owned by the Company or its Subsidiaries.

(g) Other than as set forth in Section 2.13 of the Disclosure Schedule, none of the Intellectual Property or Technology owned by the Company or its Subsidiaries is subject to any outstanding Lien (other than any Permitted Lien), judgment, ruling, order, writ, decree, stipulation, injunction or determination by any governmental authority (excluding any rejections or objections that may have been issued by the applicable patent, trademark or intellectual property office in the course of prosecution of applications for registrations for any Registered IP), nor is there (or has there been) any pending or, to the knowledge of the Company, threatened, action, suit, proceeding, appeal, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation relating to any such Intellectual Property or Technology or the ownership, use, enforceability or validity thereof (including any interference, reissue, re-examination or opposition proceeding or proceeding contesting the rights of the Company or its applicable Subsidiary to any Registered IP, but excluding any rejections or objections that may have been issued by the applicable patent, trademark or intellectual property office in the course of prosecution of applications for registrations for any Registered IP). Other than as set forth in Section 2.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has received any communication alleging that the Company or any Subsidiary has violated, interfered with, infringed or misappropriated or, by conducting its business as currently conducted and as proposed by the Company to be conducted, would violate, interfere with, infringe or misappropriate any of the Intellectual Property or Technology of any other person (including any claim the Company must license or refrain from using any such Intellectual Property or Technology). To the knowledge of the Company, none of the activities of the Company’s business constitutes or involves a violation, interference, infringement or misappropriation of any of the Intellectual Property or Technology of any other Person. For greater certainty, to the extent any representations or warranties in this Agreement deal with or have the effect of dealing with the violation, interference, infringement or misappropriation of any of the Intellectual Property or Technology of any other Person, then such other representations and warranties shall be deemed to be provided by the Company only as to the Company’s knowledge.

(h) The Company is not aware that any of its employees or independent contractors (or any employees or independent contractors of any Subsidiary) is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or any Subsidiary or that would conflict with the Company’s business as currently conducted and proposed by the Company to be conducted. Neither the execution and delivery of this Agreement, nor, to the knowledge of the Company, the carrying on of the Company’s business by the employees and independent contractors of the Company or any Subsidiary, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee or independent contractor of the Company or any Subsidiary is now obligated. Each current and former employee and independent contractor of the Company and each of its Subsidiaries duly executed and delivered to the Company an intellectual property and confidentiality agreement substantially in the form annexed as an exhibit to Section 2.13 of the Disclosure Schedule, which agreements effect the assignment, without additional consideration, to the Company or one of its Subsidiaries of all Intellectual Property and Technology conceived or reduced to practice during the course of such persons’ employment or engagement with the Company or its applicable Subsidiary, and provide that such persons have waived all non-assignable rights (including moral rights) therein. The Company is not aware of any breach of any of such agreements. To the knowledge of the Company, no current or former officer, employee or independent contractor of the Company or any Subsidiary owns or has communicated any claim to the Company that he or she has an interest in any Intellectual Property or Technology owned by the Company or any of its Subsidiaries.

(i) Other than as set forth in Section 2.13 of the Disclosure Schedule, the Registered IP has not been used or enforced, or failed to be used or enforced, in a manner that would result in the non-renewal, modification, abandonment, cancellation or unenforceability thereof. All of the Registered IP is in compliance in all material respects with all applicable laws (including payment of filing, examination, and maintenance fees and proofs of working or use). The Company or one of its Subsidiaries has obtained valid patent assignments from each of the inventors of the Patents which are comprised in the Registered IP.

(j) Other than as set forth in Section 2.13 of the Disclosure Schedule, no open source software code, routines, libraries or other like publicly licensed components have been incorporated, bundled, aggregated or otherwise combined by the Company with software that constitutes Intellectual Property or Technology owned by the Company or any of its Subsidiaries or any Licensed IP. The Company has the technical personnel and information necessary for the continued maintenance and development of the software that constitutes Intellectual Property or Technology owned by the Company and its Subsidiaries.

(k) Except as disclosed in Section 2.13 of the Disclosure Schedule, there are no known material problems, bugs, errors, viruses or material defects in the software that constitutes Intellectual Property or Technology owned by the Company and its Subsidiaries, including material failures of such software to operate in accordance with its documentation or specifications, that cannot be corrected in the ordinary course of business. All such software has been maintained by or on behalf of the Company in material compliance with all applicable contracts relating thereto.

Section 2.14 Compliance with Other Instruments.

Other than as set forth in Section 2.14 of the Disclosure Schedule:

(a) Neither the Company nor any Subsidiary is in violation or default of any provision of any Contract to which it is party or by which it is bound or of any judgment, decree, order, writ or any Law applicable to the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary is in violation of its constating documents.

(b) The execution, delivery, and performance of and compliance with this Agreement and the other Transaction Documents and the completion of the Arrangement: (i) will not conflict with, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any Lien upon any asset or property of the Company or any Subsidiary pursuant to, any applicable Law, administrative regulation or judgment, order or decree of any court or Governmental Authority, or any Contract to which the Company or any Subsidiary is a party or by which it or any of their respective properties, assets or rights is bound or affected; (ii) will not result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any Subsidiary, their respective business or operations or any of their respective assets or properties; and (iii) will not violate the constituent documents of either the Company or any Subsidiary.

(c) The consummation of the other transactions contemplated by this Agreement and the other Transaction Documents and the completion of the Arrangement will not cause the rights of any party to any Contract to which the Company or any Subsidiary is a party or by which it or their respective property, assets or rights is bound or affected to accelerate (whether by reason of a change of control of the Company or otherwise).

Section 2.15 Litigation.

There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any Subsidiary that questions the legality, validity or enforceability of this Agreement or the other Transaction Documents or the right of the Company to enter into any of such Contracts, or to consummate the transactions contemplated hereby or thereby. Except as disclosed in Section 2.15 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any Subsidiary nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment or engagement of any of the employees or independent contractors of the Company or any Subsidiary, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or that the Company or any Subsidiary currently intends to initiate.

Section 2.16 Taxes.

(a) The Company and its Subsidiaries have timely filed all Tax Returns (foreign, federal, provincial, state and local) required to be filed, and neither the Company nor any of the Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. All Tax Returns, and all materials accompanying such Tax Returns, are true, correct and complete in all material respects, and no material fact has been omitted therefrom.

(b) All Taxes shown to be due and payable on such Tax Returns, any assessments imposed, and, to the Company’s knowledge, all other Taxes due and payable by the Company and any Subsidiary on or before the completion of the Arrangement have been paid or will be paid prior to the time they become delinquent.

(c) The Company has delivered to Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries with respect to taxable periods for which the statute of limitations has not expired as of the date hereof. The income Tax liability of the Company and each of its Subsidiaries has been assessed by the relevant Governmental Authority in respect of the taxation years of the Company and each of its Subsidiaries ending before the date hereof, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Neither the Company nor any of its Subsidiaries has been advised (i) that, except as disclosed in Section 2.16 of the Disclosure Schedule, any of its Tax Returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment to its foreign, federal, state, provincial or other Taxes.

(e) Other than Taxes provided for in the Financial Statements or incurred in the usual and ordinary course of business since the Interim Financial Statement Date, neither the Company nor any of its Subsidiaries has any liability or obligation in respect of any Taxes for taxable periods ending on or before the Effective Date, and where no taxable period ends or is deemed to end on or immediately prior to the Effective Date, no liability or obligation for Taxes in respect of any time or event prior to the Effective Date. There are no liens, charges, encumbrances or any rights of others on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay Tax when due.

(f) Section 2.16(f) of the Disclosure Schedule lists all jurisdictions to which any Tax is properly payable by the Company or any of the Subsidiaries. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim. Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment or other taxable presence in any country outside Canada, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between Canada and such foreign country.

(g) The Company and its Subsidiaries have withheld from each payment made to any of their respective officers, directors, employees, shareholders, creditors or other persons, all amounts which are required by Law to be withheld or deducted and have duly remitted all amounts so withheld or deducted to the proper recipients thereof within the time periods and in the manner required by such Laws.

(h) All research and development investment tax credits (“ITCs”) were claimed by the Company and its Subsidiaries in accordance with the Tax Act and the relevant provincial legislation and the Company and each Subsidiary satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Company and its Subsidiaries in any financial year were claimed in accordance with the Tax Act and the relevant provincial legislation and the Company and its Subsidiaries satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

(i) Neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any other person. Neither the Company nor any of its Subsidiaries has acquired property from any person in circumstances where the Company or the Subsidiary, as applicable, did or could become liable for any Taxes of such person. The value of the consideration paid or received by the Company or Subsidiary, as applicable, for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with which the Company or Subsidiary, as applicable, was not dealing at arm’s length within the meaning of the Tax Act was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided.

(j) Records or documents that meet the requirements of Section 247 of the Tax Act (and any similar proviso of applicable foreign Tax laws) have been made and obtained by the Company and its Subsidiaries with respect to all material transactions between the Company or Subsidiary, as applicable, and any non-resident person with whom the Company or the Subsidiary, as applicable, was not dealing at arm’s length within the meaning of the Tax Act. The Company and its Subsidiaries have complied in all material respects with applicable law relating to transfer pricing. Neither the Company nor any of its Subsidiaries has requested, received or entered into any advance pricing agreements with any Governmental Authority.

(k) None of the Shares derives, and none of them has at any time within the past sixty (60) months derived, more than fifty percent (50%) of their fair market value directly or indirectly from or from any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Tax Act), (iii) timber resource properties (as defined in the Tax Act); or (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii), whether or not the property exists.

Section 2.17 Employees.

(a) With respect to each employee of the Company or its Subsidiaries, Section 2.17 of the Disclosure Schedule sets out their (i) position; (ii) total cash compensation (broken down by base salary, variable incentive compensation, etc.); (iii) Benefits Plans; (iv) perquisites; (v) work location; (vi) length of service; (vii) whether they are on a statutory or approved leave of absence, and if so, the date on which the leave of commenced, the nature of the leave and the anticipated date of return; and (viii) termination entitlements of any employee who has termination entitlements prescribed by a written agreement between such employee and the Company.

(b) Neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreements with any of their respective employees and no union has been certified, has applied to be certified, or has been voluntarily recognized by the Company or any Subsidiary as the bargaining agent for any employees of the Company or any Subsidiary. There is no labour union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any Subsidiary.

(c) Except as disclosed in Section 2.17 of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any currently effective: (i) employment contract; or (ii) deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement, RRSP program, 401(k) plan or other employee compensation plan or agreement with respect to its current or former employees (collectively, the “Benefit Plans”). There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or changing any participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Benefit Plan above the level of expense incurred with respect to that Benefit Plan for the most recent fiscal year included in the Financial Statements.

(d) To the Company’s knowledge, no current of former employee of the Company or any Subsidiary, nor any current or former consultant or independent contractor with whom the Company or any Subsidiary has contracted, is in violation of any material term of any employment or consulting contract, proprietary information agreement or any other agreement, or fiduciary duty to a previous employer, relating to the right of any such individual to be employed by, or to contract with, the Company or any Subsidiary because of the nature of the business conducted by the Company; and, to the Company’s knowledge, the continued employment by the Company or any Subsidiary of their respective present employees, and the performance of the Company’s and the Subsidiary’s contracts with their respective independent contractors, will not result in any such violation. Neither the Company nor any Subsidiary has received any notice alleging that any such violation has occurred.

(e) The Company and its Subsidiaries are in compliance in all respects with the Employment Standards Act (2000) (Ontario) (the “ESA”) and all other applicable federal, provincial, state and any other Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other Laws related to employment and the termination of employment. Except arrears of wages accrued since the most recently completed pay period of the Company or as disclosed as such in Section 2.19 of the Disclosure Schedule, there are no arrears in the payments of salary, wages, taxes, Canada Pension Plan premiums, workers’ compensation premiums, unemployment insurance premiums or other similar obligations in respect of the Company’s or any Subsidiary’s current or former employees.

(f) Except as disclosed in Section 2.19 of the Disclosure Schedule, there are no outstanding, or the Company’s knowledge, statutory, contractual or common law claims of wrongful dismissal, or complaints, inquiries or claims made against the Company or any Subsidiary resulting from the violation or alleged violation of any applicable employment Laws, including the ESA or any pay equity, employment equity, human rights, workers’ compensation, health or safety law or regulation, or any agreement or arrangement with respect to the Service Provider Plans or Benefit Plans, nor to the knowledge of the Company, is there any basis for any such complaint, inquiry or claim.

Section 2.18 Compliance with Laws; Permits.

(a) Neither the Company nor any Subsidiary is in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof. Except as disclosed in Section 2.18 of the Disclosure Schedule, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the completion of the Arrangement, which will be filed in a timely manner. The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, and all such franchises, permits and licenses are listed in Section 2.18 of the Disclosure Schedules.

(b) (i) To the knowledge of the Company, the directors, officers, agents and employees of the Company and each of its Subsidiaries have performed and carried out their respective duties in material compliance with all applicable Laws, company policies and generally applicable accounting standards;

and (ii) none of the Company or any of its Subsidiaries have received written notice of, and has no knowledge of, any instances of negligent or fraudulent acts or omissions, willful misconduct or any other material act of dishonesty by any such person in respect thereof.

Section 2.19 Compliance with Anti-Corruption and Anti-Money Laundering Laws.

(a) Neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, officers, agents or employees (acting in their capacity as such) has taken any action, directly or indirectly, that would constitute a violation by such persons of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada), or any other applicable anti-corruption law, including making use of the mail or any means or instrumentality of interstate or international commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any foreign official or any foreign political party or official thereof of any candidate for foreign political office, in contravention of any anti-corruption law and the Company and its Subsidiaries have conducted their respective business in compliance with such anti-corruption laws.

(b) None of the Company or any of its Subsidiaries, or any of their respective Affiliates, officers, directors, brokers or agents (collectively, the “Company Group”) , (i) is in violation of any applicable Economic Sanctions Laws or (ii) engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(c) No member of the Company Group that is acting or benefiting in any capacity in connection with the Financing, is an Embargoed Person.

(d) Except as otherwise authorized by the Department of Foreign Affairs, Trade and Development Canada, no member of the Company Group (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(e) Neither the Company nor any Subsidiary nor any person acting on behalf of the Company or any Subsidiary has paid or delivered, or promised to pay or deliver, directly or indirectly through any other person, any monies or anything of value to any government official or employee of any political party, for the purpose of illegally or improperly inducing or rewarding any action by the official favourable to the Company or any Subsidiary.

Section 2.20 Environmental and Safety Laws.

(a) Neither the Company nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment, Hazardous Substances or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(b) Neither the Company nor the Subsidiaries has used any of the facilities or Leased Properties, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Substances except in compliance in all material respects with all applicable Laws. None of the Leased Properties has been used for or been designated as a waste disposal site.

(c) Neither the Company nor the Subsidiaries has caused or permitted the Release of any Hazardous Substance at, on or under the Leased Properties, or the Release of any Hazardous Substance off-site of the Leased Properties, except in compliance in all material respects with applicable Laws.

Section 2.21 Insurance.

The Company maintains insurance with reputable and sound insurers covering the business and assets of the Company in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties. Section 2.21 of the Disclosure Schedules sets forth a list of all insurance maintained by the Company or Subsidiary insuring the Company and/or its Subsidiaries and their respective properties, assets and business against losses and risks such insurance, stating the name and address of the insurance provider and the amount of insurance. Except as set forth in Section 2.21 of the Disclosure Schedules, there are no claims by the Company pending under any such policies. Such insurance policies are in full force and effect; all premiums with respect thereto are currently paid, and the Company is in compliance with the terms thereof. Each insurance policy shall continue to be in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. To the Company’s knowledge, there is no threatened termination of any such insurance policies.

Section 2.22 Telecommunications Licenses.

(a) Section 2.22 of the Disclosure Schedule lists all of the licenses, registrations and authorizations issued by the FCC, Industry Canada or the CRTC in the Company’s favour, including fixed microwave and other radio or radio communication authorizations and licenses (collectively, the “Telecommunications Licenses”), together with the name of the licensee or authorization holder, the expiration date of the Telecommunications Licenses and, where applicable, the relevant FCC, Industry Canada or the CRTC market and service designations. The Telecommunications Licenses set forth on Section 2.22 of the Disclosure Schedule constitute all authorizations necessary pursuant to applicable Law on the date hereof from the FCC, Industry Canada or the CRTC for the operation of the Company’s business as currently conducted. Each Telecommunications License is in full force and effect and has not been suspended, revoked, cancelled or adversely modified in a material manner. No Telecommunications License is subject to any pending regulatory proceeding (other than those affecting the telecommunications industry generally or holders of similar licenses generally) before a Governmental Authority or judicial review. To the knowledge of the Company, no event, condition or circumstance would preclude any Telecommunications License from being renewed in the ordinary course (to the extent that such Telecommunications License is renewable by its terms). The licensee of each Telecommunications License is in material compliance with the terms of, and all applicable Law that applies to, each Telecommunications License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act of 1934 (as amended) (USA), the FCC Rules, the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and any rules, policies or regulations made pursuant thereto, and the payment of all regulatory fees, required research and development investment(s), contributions to the Universal Service Fund, the TRS Fund and all other such funds to which contributions are required by the FCC Rules, and the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and any rules, policies or regulations made pursuant thereto, including the contribution and HCSA subsidy regimes, if applicable.

(b) Section 2.22 of the Disclosure Schedule lists all telecommunications Permits issued by any provincial, state, territorial or local Governmental Authority to the Company or any Subsidiary (the “Other Telecommunications Licenses”). Such licenses and authorizations constitute all licenses and authorizations necessary from such provincial, state, territorial or local Governmental Authorities for the operation of the Company’s business as it is currently being conducted in any state, territory or locality. Each Other Telecommunications License is in full force and effect and has not, to the knowledge of the Company, been suspended, revoked, cancelled or adversely modified in a material manner. No Other Telecommunications License is subject to (i) any material conditions or requirements that have not been imposed generally upon Permits in the same service, or (ii) any pending regulatory proceeding (other than those affecting the telecommunications industry generally or holders of Permits in the same service generally) before a Governmental Authority or judicial review. The licensee of each Other Telecommunications License is in compliance in all material respects with the terms of and the Laws that apply to each applicable Other Telecommunications License and has fulfilled and performed all of its obligations with respect thereto.

Section 2.23 Books and Records.

The minute books of the Company and Subsidiaries provided to the Buyer or legal counsel for the Buyer contain complete and accurate records of all meetings, resolutions, and other corporate actions of the shareholders, board of directors and all committees, if any, appointed by the board of directors. The share ledgers and registers of the Company are complete and accurate and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. The books of account, ledgers, order books, records and documents of the Company and its Subsidiaries accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable and have been maintained in all material respects in accordance with applicable laws. All corporate proceedings and actions reflected in the minute books of the Company and each of its Subsidiaries have been conducted or taken in accordance with applicable Laws and the articles of the Company or its Subsidiaries, as applicable.

Section 2.24 Investment Canada Act.

The value of the assets of the Company and its subsidiaries, taken together, calculated in the manner prescribed by the Investment Canada Act, is less than CDN$354,000,000. Neither the Company nor any of its Subsidiaries carries on a cultural business (as such term is defined in the Investment Canada Act).

Section 2.25 Competition Act (Canada).

The Company and its subsidiaries do not have assets in Canada, or gross revenues in or from Canada, that exceed CDN$82,000,000 in aggregate value as determined in accordance with the “Notifiable Transaction” regulations promulgated under the Competition Act (Canada).

Section 2.26 Specific Agreements.

The Technology Partnerships Canada Agreement No. 710-483810 between the Company and Her Majesty the Queen as represented by the Ministry of Industry Canada, as amended, relates exclusively to the DGS GlobalWave product line and, other than under the SADI Agreement, there are no obligations owing pursuant to any similar agreements related to the IsatDataPro (“IDP”) product line or any other product line of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows and acknowledges and confirms that Company is relying upon such representations and warranties in entering into this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby:

Section 3.1 Organization and Qualification.

Buyer is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its assets and properties. Buyer is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Material Adverse Effect on the business or condition of Buyer.

Section 3.2 Authority Relative to this Agreement.

Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the board of directors of Buyer, and no other action on the part of the Board of Directors or shareholders of Buyer is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby, subject to the filing of the Amalgamation Documents in the manner prescribed by the OBCA. This Agreement and the Ancillary Agreements to which Buyer is a party have been or will be, as applicable, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.3 No Conflicts.

The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a)	conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Buyer;

(b)	conflict with or result in a violation or breach of any Law or order applicable to Buyer or its assets or properties; or

Section 3.4 Authorizations.

Other than the required officers’ certificate, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state, provincial or federal securities or telecommunications Laws, there are no material authorizations relating to the business conducted by Buyer required to be given to or obtained by Buyer from any Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE DATE

Section 4.1 Conduct of Business of the Company.

From the date hereof through the completion of the Arrangement, the Company shall and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or as consented to by Buyer in writing, which consent shall not be unreasonably withheld or delayed, operate the Business in the ordinary course of business and in accordance with past practice and use commercially reasonable efforts to preserve intact its present business organization, goodwill and its material assets, including entering into contracts on commercially reasonable terms in the ordinary course. Without limiting the generality of the foregoing, the Company shall not and shall cause its Subsidiaries not to, except as otherwise expressly contemplated by this Agreement, as specifically contemplated by Exhibit C to this Agreement or as consented to by Buyer in writing, which consent shall not be unreasonably withheld or delayed:

(a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of US$250,000;

(b) issue (except pursuant to the exercise of the Company Options or Company Warrants in accordance with their respective terms) or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock, or reserve for issuance additional shares under the Company Option Plan;

(c) declare, pay or incur any obligation to pay any dividend on its capital stock other than a pro rata stock dividend, or make or incur any obligation to redeem or purchase for cancellation any of its capital stock;

(d) make any change to the articles or by-laws of the Company or the Subsidiaries;

(e) reorganize, amalgamate or merge with any other Person;

(f) change the ownership structure of the Subsidiaries or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies of any Subsidiary;

(g) mortgage, pledge or otherwise encumber any assets and properties or sell, transfer, license or otherwise dispose of any assets and properties except for the sale or disposition of inventory to customers in the ordinary course of business and consistent with past practice;

(h) cancel, release or assign any indebtedness owed to it or any claims or rights held by it;

(i) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of US$250,000;

(j) terminate any Contract listed in Section 2.8 of the Disclosure schedule or make any material change in any such Contract;

(k) enter into or modify any Contract or other arrangement with a related party, other than in the ordinary course of business;

(l) make any change in any method of accounting or accounting practice;

(m) fail to comply with all material Laws applicable to the assets and properties and the Business or Condition of the Company consistent with past practices;

(n) fail to use its commercially reasonable efforts to (i) maintain the business or condition of the Company, (ii) retain the employees so that such employees will remain available to Buyer on and after the Effective Date, (iii) maintain existing relationships with material suppliers and customers of the Company and others having business dealings with the Company, and (iv) otherwise to preserve the goodwill of the Business or Condition of the Company so that such relationships and goodwill will be preserved on and after the Effective Date;

(o) make or change any election in respect of Taxes, file any amended Tax Return of the Company, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) commence any action or proceeding;

(q) adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(r) engage in any new business, enterprise or other activity that is inconsistent with the existing business of the Company and its Subsidiaries in the manner such existing businesses generally have been carried on or planned or proposed to be carried on prior to the date of this Agreement;

(s) take any action that would cause any representation or warranty of the Company in this Agreement to be or become untrue in any respect other than actions in the ordinary course of business consistent with past practice;

(t) increase the compensation or benefits payable or to become payable to its directors or officers, enter into or modify any employment, change of control, severance, retirement, retention, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any employee of the Company (other than, in the case of employees that are not officers of the Company, in the ordinary course of business consistent with past practice) or member of the board of directors;

(u) enter into any Contract which would be a Material Agreement if in existence on the date hereof, or terminate, cancel, extend, renew or materially amend any Material Agreement, other than in the ordinary course of business consistent with past practice;

(v) terminate, cancel, extend, renew or amend any Material Agreement specified in Exhibit F;

(w) knowingly take any other actions that would prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder; or

(x) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Section 4.1(a) through Section 4.1(w).

Section 4.2 Maintenance of Insurance

The Company shall, and shall cause its Subsidiaries to, use all reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

Section 4.3 No Solicitation.

Until the earlier of the Effective Date and the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof, the Company will not take, and each will cause its officers, directors, employees, shareholders, lawyers, financial advisors, agents, representatives, Affiliates and Associates (collectively, “Representatives”) not to (directly or indirectly) take, any of the following actions with any Person other than Buyer and its designees: (a) solicit, encourage, initiate, or participate in any negotiations or discussions with any Person, other than Buyer, relating to any offer or proposal (formal or informal, oral, written or otherwise) (a “Competing Proposed Transaction”), with respect to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (b) disclose information with respect to the Company, which is not customarily disclosed, to any Person, other than Buyer, relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (c) agree to, enter into a Contract with any Person, other than Buyer, providing for, or approve a Business Combination with the Company or any Subsidiary (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or are hereafter organized) other than by Buyer, or (e) authorize or permit any of its Representatives to take any such action. The Company shall, and shall cause each of the Shareholders to, immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination.

Section 4.4 Access to Information.

From the date of this Agreement to the Effective Date, the Company shall: (i) provide to Buyer and its Representatives access at reasonable times upon reasonable prior notice to the directors, officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Buyer or its Representatives may reasonably request.

Section 4.5 Notification

The Company shall immediately notify the Buyer orally and then promptly notify the Buyer in writing of any material change in relation to the Company or any Subsidiary to any condition, event, circumstance or development which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to:

(a)	cause any of the representations or warranties of the Company contained herein to be untrue or inaccurate in any material respect;

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company; or

(c)	result in a Material Adverse Effect.

Section 4.6 Cooperation with Purchaser Financing

Prior to completion of the Arrangement, the Company shall provide reasonable cooperation, and shall cause the Subsidiaries to provide reasonable cooperation, to the Parent, its Affiliates and their respective representatives in connection with the financing (the “Purchaser Financing”) of the Transaction Consideration as may be reasonably requested by the Parent (provided that to the extent reasonably practicable, such request is made on reasonable notice and provided such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and provided further that the Company and its Subsidiaries shall not be required to provide cooperation that involves any binding commitment by the Company or any Subsidiary which commitment is not conditional on the completion of the Arrangement and does not terminate without liability to the Company and its Subsidiaries upon the termination of this Agreement), including by:

(a)	participating at a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions;

(b)	furnishing the Parent and its financing sources as promptly as practicable with such financial and other information regarding the Company and its Subsidiaries as shall be reasonably requested by the Parent or its financing sources;

(c)	furnishing the Parent and its financing sources as promptly as practicable with such information regarding the Company and its Subsidiaries as is required by Parent in respect of its securities laws obligations;

(d)	providing reasonable assistance to the Parent and its financing sources in the preparation of offering documents, private placement memoranda, bank information memoranda and similar documents for the Purchaser Financing and materials for rating agency presentations;

(e)	using commercially reasonable efforts to cause the Company’s auditors to cooperate with Parent and its financing sources and to provide Parent and its financing sources with such information as may be reasonably requested;

(f)	cooperating with the marketing efforts of the Parent and its financing sources for any portion of the Purchaser Financing;

(g)	cooperating with the Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Purchaser Financing;

(h)	cooperating with the Parent’s auditors and underwriters and providing such information as may be reasonably requested by them; and

(i)	using reasonable commercial efforts to take all corporate actions, subject to the completion of the Arrangement, reasonably necessary to permit the consummation of the Purchaser Financing and to permit the proceeds thereof to be made available to the parent immediately prior to the completion of the Arrangement.

In the event that the completion of the Arrangement does not occur as contemplated under this Agreement, the Company and the Subsidiaries shall be reimbursed for their out-of-pocket expenses (including legal and accounting fees and disbursements) as are reasonably incurred in connection with the Purchaser Financing. In the event that the completion of the Arrangement does occur as contemplated under this Agreement, any of the foregoing expenses incurred by the Company or the Subsidiaries shall be treated for purposes of this Agreement as having not been incurred, it being agreed that the Shareholders, the Company and the Subsidiaries should not be disadvantaged as a result of the undertaking the foregoing activities in connection with the Purchaser Financing.

Section 4.7 Pre-Acquisition Reorganization.

The Company agrees that, upon request by the Buyer, the Company shall use commercially reasonable efforts to: (i) effect such reorganizations of the Company’s or Subsidiary’s corporate structure, capital structure, business operations and assets or such other transactions as the Buyer may request, acting reasonably (each, a “Pre-Acquisition Reorganization”), provided such Pre-Acquisition Reorganizations do not result in any detriment to either Company or any of the Subsidiaries in the reasonable opinion of the Company’s tax advisors; and (ii) co-operate with the Buyer and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken. In the event that the completion of the

Arrangement does not occur as contemplated under this Agreement, the Company and the Subsidiaries shall be reimbursed for their legal and accounting fees and expenses paid to third parties as are reasonably incurred implementing any Pre-Acquisition Reorganization, and for such legal and accounting fees and expenses paid to third parties as are reasonably incurred in unwinding any steps taken by the Company or the Subsidiaries in furtherance thereof. In the event that the completion of the Arrangement does occur as contemplated under this Agreement, any of the foregoing legal fees and expenses and any liability for Taxes incurred by the Company or the Subsidiaries arising as a result of a Pre-Acquisition Reorganization or any part thereof shall be treated for purposes of this Agreement as having not been incurred, it being agreed that the Shareholders, the Company and the Subsidiaries should not be disadvantaged as a result of proceeding with a Pre-Acquisition Reorganization.

Section 4.8 Dissent Rights.

The Company shall:

(a) Promptly advise the Buyer of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and/or purported exercise or withdrawal of Dissent Rights by Shareholders; and

(b) Not settle or compromise or agree to settle or compromise any such claims referred to in Section 4.8(a) without the prior written consent of the Buyer, not to be unreasonably withheld or delayed.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Further Action; Consents; Filings.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use such party’s best efforts to: (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Arrangement and the other transactions contemplated by this Agreement; (ii) obtain from any Governmental Authority or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer, the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Arrangement and the other transactions contemplated by this Agreement; and (iii) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Arrangement and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) From the date of this Agreement until the earlier of the Effective Date or the termination of this Agreement, each party shall promptly notify the other parties in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Arrangement or the transactions contemplated hereunder or otherwise limit the right of Buyer, its subsidiaries or Buyer to own or operate all or any portion of the business, assets or properties of the Company.

Section 5.2 No Public Announcement.

The initial press release relating to this Agreement shall be a joint press release to be issued within a reasonable period of time after the time of execution of this Agreement, the text of which press release has been agreed to by each of Buyer and the Company. Thereafter, unless otherwise required by applicable Law or a listing agreement with a stock exchange or national market quotation system, neither of the Company nor Buyer shall issue any press release or otherwise make any public statements with respect to this Agreement, the Arrangement or any of the other transactions contemplated by this Agreement without the prior written consent of Buyer (in the case of the Company) or the Company (in the case of Buyer).

Section 5.3 Expenses.

If the Arrangement is not consummated, all costs and expenses incurred in connection with the Transaction Documents, the Arrangement and other transactions contemplated by the Transaction Documents (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Buyer, shall be paid by Buyer and (ii) if incurred by the Company or its shareholders shall be paid by the Company or its shareholders, as applicable. If the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement, the Arrangement and other transactions contemplated by this Agreement (including, without limitation, the Company Transaction Expenses) (i) if incurred by Buyer, shall be paid by Buyer and (ii) if incurred by the Company, shall be paid out of the Company’s available funds prior to Closing.

Section 5.4 Confidentiality.

Without limiting the effect of any non-disclosure or confidentiality agreement(s) currently in effect as between the Buyer and the Company (“Prior Confidentiality Agreements”), all of which shall remain in full force and effect, each of the parties hereby agrees to keep any information or knowledge obtained pursuant to the negotiation and execution of this Agreement and the completion of the transactions contemplated hereby confidential, provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession on a non-confidential basis prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, this Agreement or any Prior Confidentiality Agreement, (c) became known to the public through no fault of such party, (d) is required to be disclosed by order of court or government agency with subpoena powers, (e) is disclosed in the course of any litigation between any of the parties hereto, (f) is independently developed by a party through Persons who have not had accessed to, or knowledge of, such knowledge or information, (g) is required to be disclosed in order to obtain such consents, waivers and approvals required pursuant hereto, (h) is disclosed by Buyer to Financing Sources, or (i) is required to be disclosed by the Buyer under applicable securities Laws.

Section 5.5 Indemnification of Company Directors and Officers.

(a) Indemnification. If the Arrangement is consummated, then until the six (6)-year anniversary of Effective Date, the Company shall indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries (the “Company Indemnified Parties”), to the

maximum extent permitted under Law, in respect of acts or omissions occurring on or prior to the Effective Date, to the extent provided under and in accordance with written indemnification agreements with such individuals and/or the By-laws or the Company’s certificate of incorporation, in each case as in effect as of the date of this Agreement and delivered to Buyer. The provisions of this Section 5.5(a) are intended to be for the benefit of, and shall be enforceable by, each such Company Indemnified Party.

(b) Insurance Policy. Prior to the Effective Date, the Company shall purchase a D&O Insurance Tail Policy that is reasonably acceptable to the Buyer. For avoidance of doubt, the purchase price of such D&O Insurance Tail Policy shall be paid out of the Company’s available cash prior to Closing.

Section 5.6 Tax Returns

(a) Preparation of Tax Returns. The Buyer shall cause the Company and each Subsidiary (and each successor thereto) to prepare and file all its respective income Tax Returns due after the Effective Date in respect of periods ending on or prior to Closing, which Tax Returns shall be prepared and filed on a timely basis consistent with the existing procedures for preparing such Tax Returns and in a manner consistent with prior practice, with respect to the treatment of specific items on the Tax Returns (to the extent such treatment is reasonable in the circumstances); provided that, if income taxes would be payable by the Company or any Subsidiary for any such period in the absence of the claiming of the maximum amount of any discretionary or other available deductions or loss carryforward balances available to it, then the Tax Returns for such corporation, as the case may be, must be prepared on the basis that such corporation will claim such portion of the maximum amount of any discretionary deductions or loss carryforward balances available to it for that period that would result in the least amount of income taxes being payable by such corporation in respect of that period. Notwithstanding the foregoing, to the extent the Buyer reasonably determines that any prior Tax Return was not prepared in accordance with applicable Law, the Buyer shall not be required to prepare such Tax Return on a basis consistent with past practice.

(b) Filing of Tax Returns. Not less than thirty (30) days prior to the due date of any such income Tax Return, the Buyer will provide the Shareholders’ Representative with a draft form of the Tax Return (the “Draft Return”). The Shareholders’ Representative and its advisors will have the right to review the Draft Return and any working papers relating to its preparation and to approve such Draft Return before any such Draft Return is filed with the relevant Governmental Authority. Within fifteen (15) days after the date that the Shareholders’ Representative receives the Draft Return, the Shareholders’ Representative will advise the Buyer in writing that the Shareholders’ Representative either (i) agrees with the Draft Return so received by it, or (ii) does not agree with the Draft Return so received by it, in which event the Shareholders’ Representative will set forth in reasonable detail the basis for such disagreement. If the Shareholders’ Representative notifies the Buyer of a disagreement pursuant to clause (ii) above, the Shareholders’ Representative and the Buyer shall attempt to resolve such disagreement; provided, however, that if the Shareholders’ Representative and the Buyer fail to reach agreement, then the Buyer shall be entitled to file or cause to be filed such Tax Return in the manner that it so determines provided that (A) the Tax Return has been prepared in accordance with Section 5.6(a) and such Tax Return is filed or caused to be filed by the Buyer on or before the date on which it is required by Law to be filed with the applicable Governmental Authority and (B) the Shareholders shall not be liable for any Losses to the Buyer resulting directly or indirectly from an assessment or reassessment of any such Tax Return with respect to the particular item in such Tax Return that was the subject of the disagreement between the Shareholders’ Representative and the Buyer, but only to the extent that the change to such Tax Return requested in writing by the Shareholders’ Representative and rejected by the Buyer has reasonable support under applicable Law as evidenced by a customary legal opinion delivered by legal counsel to the Shareholders’ Representative.

ARTICLE 6

CONDITIONS TO THE TRANSACTION

Section 6.1 Conditions to the Obligations of Each Party.

The respective obligations of the parties to complete the Arrangement are subject to the satisfaction, on or before the Effective Date, of the following conditions, each of which may only be waived by the mutual written consent of Buyer and the Company:

(a) No Order. No Governmental Authority or court of competent jurisdiction located or having jurisdiction in the United States or Canada shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, writ, judgment, injunction or other order, whether temporary, preliminary or permanent (each, an “Order”) which is then in effect and has the effect of making the Arrangement illegal or otherwise prohibiting consummation of the Arrangement and no such Order shall be pending or threatened.

(b) Court Orders. The Interim Order and the Final Order will both have been obtained on terms consistent with this Agreement, and will not have been set aside or modified in a manner unacceptable to the Buyer or the Company, acting reasonably, on appeal or otherwise.

(c) Shareholder Approval. The Arrangement Resolution shall have been approved at the Company Meeting in accordance with the Interim Order.

(d) No Termination. This Agreement shall not have been terminated pursuant to the terms hereof.

Section 6.2 Conditions to the Obligations of Buyer.

The obligations of Buyer to consummate the Arrangement are subject to the satisfaction, on or before the Effective Date, of the following additional conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each of the representations and warranties made by the Company and the Shareholders in this Agreement and each other Transaction Document shall be true and correct in all material respects (and for this purpose all materiality qualifications in such representations and warranties will be disregarded), in each case as of the Effective Date with the same force and effect as if made on and as of the Effective Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Buyer shall have received a certificate of a duly authorized officer of the Company to that effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Effective Date and Buyer shall have received a certificate of a duly authorized officer of the Company to that effect.

(c) Authorizations. Buyer shall have received, each in form and substance reasonably satisfactory to Buyer, all authorizations, consents, orders and approvals (i) required by any Governmental Authority or official, (ii) set forth in Exhibit D or (iii) the failure of which to obtain would have a Material Adverse Effect.

(d) No Company Material Adverse Effect. No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and the Buyer shall have received a certificate of an officer of the Company to that effect.

(e) No Restraints. There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Authority is a party (i) seeking to restrain or prohibit the consummation of the Arrangement or any of the other transactions contemplated by this Agreement or seeking to obtain from Buyer, the Company or any of its Subsidiaries any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Buyer, the Company or any of its Subsidiaries of any portion of their respective businesses or assets.

(f) Ancillary Agreements. The Shareholders’ Representative and Company shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

(g) Pre-Closing Transactions. The transactions described in Section 1.6 shall have been completed.

(h) SADI Agreement. All obligations under the SADI Agreement will have been fully completed and satisfied in all material respects by the Company, including all obligations that the Resulting Products (as defined in the SADI Agreement) have been produced exclusively in Canada.

(i) Termination of the Shareholders’ Agreements. Buyer shall have been furnished evidence satisfactory to it that any shareholders’ agreements relating to the Company have been terminated.

(j) Resignation of Directors. All directors of the Company and the Subsidiaries will resign effective as of the Effective Date.

(k) Dissenting Shareholders. The holders of not more than five percent (5%) of the Shares shall have exercised Dissent Rights.

(l) Opinion of the Company’s Counsel. Buyer shall have received a customary legal opinion of LaBarge Weinstein LLP, legal counsel to the Company, in form and substance acceptable to Buyer’s legal counsel, acting reasonably.

(m) No Indebtedness. The Company and its Subsidiaries will have no indebtedness (other than indebtedness not constituting debt for borrowed money) and all amounts due or outstanding in respect of any indebtedness of the Company and its Subsidiaries (other than indebtedness not constituting debt for borrowed money) shall have been repaid in full, all commitments (if any) in respect thereof terminated, all guarantees (if any) thereof discharged and released and all Liens therefor (if any) released, together with all fees and other amounts owing thereon, or documentation in form and substance reasonably satisfactory to the Buyer to effect such release upon such repayment and termination shall have been delivered to the Buyer.

Section 6.3 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Arrangement are subject to the satisfaction, on or before the Effective Date, of the following additional conditions, any of which may be waived, in writing, exclusively by the Shareholders’ Representative:

(a) Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (and for this purpose all materiality qualifiers in such representations and warranties will be disregarded), in each case as of the Effective Date with the same force and effect as if made on and as of the Effective Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Buyer to that effect.

(b) Ancillary Agreements. The Buyer shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect and shall not have been anticipatorily breached or repudiated.

(c) Agreements and Covenants. Buyer and Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Date, and the Company shall have received a certificate of a duly authorized officer of Buyer to that effect.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Date, notwithstanding any requisite approval and adoption of this Agreement and the Arrangement, as follows:

(a) by written consent of the parties to this Agreement;

(b) by Buyer or the Shareholders’ Representative, if the Effective Date shall not have occurred on or before March 31, 2015; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party (the Buyer, on the one hand, and the Shareholders’ Representative, on the other hand), whose failure to fulfill any obligation under this Agreement or any other Transaction Document has been the cause of, or resulted in, the failure of the Effective Date to occur on or before March 31, 2015;

(c) by Buyer or the Shareholders’ Representative, if the Arrangement Resolution is not approved at the Company Meeting in accordance with the Interim Order;

(d) by Buyer or the Shareholders’ Representative, upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Arrangement;

(e) by the Buyer, upon the issuance of any Order which is final and nonappealable which would (i) prohibit Buyer’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries; or (ii) compel Buyer or the Company to dispose of or hold separate, as a result of the Arrangement, any portion of the business or assets of the Company, any of its Subsidiaries or Buyer;

(f) by Buyer, if an event or events shall have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(g) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company in any material respect set forth in this Agreement, or if any representation or warranty of the Company in this Agreement shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.2(a) and Section 6.2(b) would not be satisfied; or

(h) by the Shareholders’ Representative, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer in any material respect set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(c) would not be satisfied.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 7.1, subject to Section 7.2(c) this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Buyer, the Shareholders’ Representative, any Financing Source or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that the opening words of Section 4.6, Section 5.4, this Section 7.2 and Article 9 shall remain in full force and effect and survive any termination of this Agreement.

(b) Neither the Company nor any other member of the Company Group nor any other person shall be entitled to assert, bring or maintain, and the Company, on behalf of itself and the Company Group, waives any right to assert, bring or maintain, any claim, suit, action or proceeding against any Financing Source and each of their respective representatives arising out of or in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through (A) attempted piercing of the corporate veil, (B) a claim by or on behalf of the Company or any member of the Company Group against any Financing Source or any of their respective representatives or (C) any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise.

(c) In the event of termination of this Agreement pursuant to Section 7.1, none of the Company, Buyer or Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its material breach of any provision of this Agreement.

Section 7.3 Amendment.

This Agreement may be amended by the parties hereto at any time prior to the Effective Date. This Agreement may not be amended except by an instrument in writing signed by the Buyer, the

Company and the Shareholders’ Representative hereto. To the extent any amendment, modification or supplement to this Agreement is sought which is adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources shall be required before such amendment, modification or supplement is rendered effective.

Section 7.4 Waiver.

At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

The representations and warranties contained in this Agreement shall survive completion of the Arrangement and shall continue until the date which is fifteen (15) months following the Effective Date.

Section 8.2 Indemnification.

(a) The Shareholders’ Representative (on behalf of the Shareholders) and the Company (prior to Closing only and subject to Section 7.2) shall indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties” and, individually, a “Buyer Indemnified Party”), for any and all liabilities, losses, damages of any kind, diminution in value (including any reduction, application, use or loss of Tax refunds or Tax attributes (such as investment tax credits)), claims, costs, expenses, fines, fees, deficiencies, interest, awards, assessments, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (collectively, “Losses”), arising out of, attributable to, or resulting from: (i) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement; (ii) any breach of any covenant or obligation of the Company of this Agreement or the Plan of Arrangement; and (iii) any Pre-Closing Taxes (other than Pre-Closing Taxes otherwise accounted for in the calculation of Working Capital). After the Effective Date, recourse to the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement shall be the sole recourse and remedy available to a Buyer Indemnified Party under this Section 8.2(a) in respect of any inaccuracy or breach of any representation or warranty made by the Company in this Agreement, and the Indemnity Escrow Fund shall be available to compensate, indemnify and hold harmless the Buyer Indemnified Parties in respect thereof. For the avoidance of doubt, (x) only Losses in respect of Pre-Closing Taxes may be claimed against the Pre-Closing Taxes Escrow Fund and (y) Losses in respect of Pre-Closing Taxes may be claimed against the Indemnity Escrow Fund.

(b) As used herein, Losses are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Buyer and its Affiliates in the absence of claims by third parties.

(c) No indemnification payment from the Indemnity Escrow Fund with respect to any indemnifiable Losses otherwise payable under Section 8.2(a)(i) and arising out of or resulting from the causes enumerated in Section 8.2(a)(i) shall be payable until such time as all such indemnifiable Losses, shall aggregate to more than US$400,000, after which time the Indemnity Escrow Fund may be drawn upon for all indemnifiable Losses in excess of US$200,000 (including, for the avoidance of doubt, losses in excess of US$200,000 but less than US$400,000); provided, however, that the limitations in this Section 8.2(c) shall not apply to: (i) indemnifiable Losses that relate to any inaccuracy or breach of any representation or warranty set out in Sections 2.1, 2.2, 2.4 or 2.16; or (ii) the recovery of Pre-Closing Taxes from the Pre-Closing Taxes Escrow Fund.

(d) The following additional limitations shall apply to any claims under this Section 8.2:

(i) Losses shall not include any incidental, punitive, special, consequential, indirect or economic losses of the Buyer Indemnified Parties including, without limitation, failure to realize expected savings or other commercial losses of any kind arising out of or in connection with the completion of the transactions contemplated by this Agreement; provided that the limitation in this Section 8.2(d)(i) shall not apply to the extent any such any such Losses are included in a damages award made by a court, arbitral panel or Governmental Authority of competent jurisdiction against the Company or Subsidiary in connection with a claim or demand asserted by any third party.

(ii) No Shareholder shall be liable under this Agreement for any amount in respect of any Losses in excess of the Escrow Amounts to which the shareholder is entitled pursuant to the terms of the Escrow Agreement.

(iii) The Shareholders shall not be liable under this Agreement for any Losses to the extent that such Losses have been otherwise actually recovered by the Buyer Indemnified Parties or satisfied by any other Person, including any insurer.

(iv) To the extent that any payment is made by the Buyer Indemnified Parties in respect of any Losses and the Buyer subsequently obtains a deduction for corporation tax purposes in respect of the whole or part of the matter to which such Losses relate then, to the extent that the payment originally made by the Buyer Indemnified Parties did not reflect the availability of such deduction, the Shareholders shall be entitled to reimbursement from the Buyer Indemnified Parties promptly following the date of assessment of such corporation tax of the amount of corporation tax actually saved as a result of the whole or part of such payment being deductible for corporation tax purposes.

(v) No Losses shall be recoverable against the Shareholders under this Agreement to the extent that such Losses are attributable to (A) any reorganisation or change in ownership of the Buyer or its Parent or of any assets of the Buyer after closing or change in any accounting basis for valuing the Buyer’s assets; (B) any accounting basis, method, policy or practice which is different from that adopted or used in the preparation of the Financial Statements that was in compliance with IFRS as adopted or used by the Company; (C) the Pre-Acquisition Reorganization; or (D) the Purchaser Financing.

(vi) The Shareholders shall not be liable under this Agreement for any Losses to the extent that such Losses occur or are increased directly or indirectly solely as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any Governmental Authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities or as a result of the withdrawal of any extra-statutory concession or any other formal agreement or arrangements with any Governmental Authority (whether or not having the force of law) currently granted by or made with any Governmental Authority.

(vii) Each provision of this section shall be read and construed without prejudice to each of the other provisions of this section.

(viii) The limitations set forth in this Agreement shall apply to any purported exercise by any of the Buyer Indemnified Parties of their respective rights under the Escrow Agreement as against the Shareholders’ Representative (on behalf of the Shareholders).

The foregoing limitations shall not apply in the event of fraud or gross negligence.

(e) Subject to applicable Law, the Shareholders’ Representative (on behalf of the Shareholders) and Buyer agree to treat any indemnity payment made pursuant to this Section 8.2 as an adjustment to the consideration for the Shares effective nunc pro tunc for all income Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification is determined to be taxable to a Buyer Indemnified Party receiving such payment by any Governmental Authority, the Shareholders’ Representative (on behalf of the Shareholders) shall also indemnify the Buyer Indemnified Party for any Taxes incurred by reason of the receipt of such payment.

Section 8.3 Shareholders’ Representative.

(a) Shareholders’ Representative shall act as the representative of the Shareholders and shall be authorized to act on behalf of such holders, and to take any and all actions required or permitted to be taken by the Shareholders’ Representative under this Agreement or the Escrow Agreement, including, without limitation, with respect to any claims (including the settlement thereof) made by a Buyer Indemnified Party for indemnification pursuant to this Article 8 and with respect to any actions to be taken by the Shareholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to: (i) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any settlement of the Final Work Capital Amount; (ii) authorize the delivery of certain amounts in the Escrow Funds to a Buyer Indemnified Party in satisfaction of claims by a Buyer Indemnified Party; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification; (iv) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing); (v) incur and be reimbursed for any Representative Expenses, which amounts shall be payable from the Indemnity Escrow Fund in accordance with Section 8.3(c) below; (vi) reserve from the Indemnity Escrow Amount to be dispersed to the former shareholders of the Company a reasonable estimate of the expenses necessary to resolve any amounts that are the subject of or could become the subject of a dispute; (vii) amend this Agreement or execute any amendment to this Agreement pursuant to Section 7.3 hereof; and (viii) waive or extend any term of this Agreement pursuant to Section 7.4 hereof. In all matters relating to this Article 8, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Shareholders. The Buyer Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Shareholders’ Representative.

(b) The individual serving as Shareholders’ Representative may be replaced from time to time by Shareholders representing at least a majority of the Indemnity Escrow Amount calculated on the basis of such Shareholders’ Pro Rata Share of the Indemnity Escrow Amount upon not less than ten (10) days’ prior written notice to Parent and the Indemnity Escrow Agent. No bond shall be required of Shareholders’ Representative, and Shareholders’ Representative shall receive no compensation for his services, except as may be paid by the Company (from its own funds) on or before the Effective Time or otherwise accounted for as a Company Transaction Expense. Notices or communications to or from Shareholders’ Representative shall constitute notice to or from each of the Shareholders.

(c) In performing the functions specified in this Agreement, Shareholders’ Representative shall not be liable to any Shareholder in the absence of gross negligence or willful misconduct on the part of Shareholders’ Representative. Each Shareholder shall severally (based on each such Shareholder’s Pro Rata Share of the Indemnity Escrow Amount), and not jointly, indemnify and hold harmless Shareholders’ Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Shareholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by Shareholders’ Representative. Any out of pocket costs and expenses reasonably incurred by Shareholders’ Representative in connection with actions taken by Shareholders’ Representative pursuant to the terms of this Section 8.3 (the “Representative Expenses”) will be paid to Shareholders’ Representative from the Indemnity Escrow Amount at the time of the distribution of any remaining portion of the Indemnity Escrow Amount and the final determination of any claims for indemnity, provided that (i) Shareholders’ Representative shall deliver to Buyer and the Indemnity Escrow Agent a written request for payment of such Representative Expenses prior to such payment (which written request shall include reasonable documentation in reasonable detail supporting such Representative Expenses) and (ii) there is any remaining amount of the Indemnity Escrow Amount following full payment of all indemnity claims hereunder.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic transmission, facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

(a)	if to Buyer or Parent:

ORBCOMM INC.

395 W. Passaic Street, Suite 325

Rochelle Park, New Jersey 07662

Attention: Chief Executive Officer and General Counsel

E-mail: eisenberg.marc@orbcomm.com / lebrun.chris@orbcomm.com with a copy to:

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Box 48, 66 Wellington Street West

Toronto, Ontario

M5K 1E6

Attention: Robert Hansen

Facsimile: 416-868-0673

E-mail: rhansen@mccarthy.ca

(b)	if to the Company:

SkyWave Mobile Communications Inc.

750 Palladium Drive

Suite 368

Ottawa, Ontario

K2V 1C7

Attention: Chief Executive Officer

E-mail: pschan@skywave.com

with a copy to:

LaBarge Weinstein LLP

515 Legget Drive

Suite 800

Ottawa, Ontario

K2K 3G4

Attention: Randy Taylor

Facsimile: 613-599-0018

E-mail: rt@lwlaw.com

(c)	if to the Shareholders or the Shareholders’ Representative:

Randy Taylor Professional Corporation

515 Legget Drive

Suite 800

Ottawa, Ontario

K2K 3G4

Attention: Randy Taylor

Facsimile: 613-599-0018

E-mail: rt@lwlaw.com

Section 9.2 Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Government Receivables” means those amounts payable to the Company by a Governmental Authority in respect of refundable investment tax credits, as such term is defined in subsection 127.1(2) of the Tax Act, and any Ontario innovation tax credits, as such term is defined in Section 96 of the Taxation Act, 2007 (Ontario), for the taxation years ending on December 31, 2013 (to the extent not previously received) and on the date of this Agreement.

(b) “Actual Working Capital Amount” is defined in Section 1.11(b).

(c) “Actual Working Capital Statement” is defined in Section 1.11(b).

(d) “Affiliate” and “Associate” have the meanings specified in the OBCA.

(e) “Aggregate Option Exercise Price” means the total amount payable in respect of the exercise of all Company Options then outstanding.

(f) “Ancillary Agreements” means all agreements, certificates and other instruments delivered or given pursuant to this Agreement including without limitation the Escrow Agreement.

(g) “Arrangement” means an arrangement of the Company under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Buyer, each acting reasonably.

(h) “Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by the holders of Shares, substantially in the form set out in Schedule B.

(i) “Audit Firm” is defined in Section 1.11(c).

(j) “Business Combination” means, with respect to any person, (i) any merger, amalgamation, consolidation or other business combination to which such person is a party, (ii) any sale, dividend, split or other disposition of any shares, capital stock or other equity interests of such person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the assets and properties of such person (including by way of exclusive license or joint venture formation) or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such person, with respect to any of the foregoing.

(k) “Business Day” means any day excluding Saturday and Sunday or any other day that banks are closed for business in Ottawa, Ontario or New York, New York.

(l) “By-laws” means by-laws of the Company.

(m) “Certificate of Arrangement” means the Certificate of Arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

(n) “Change of Control Payments” means those severance, change of control or similar payment obligations triggered or potentially triggered by the Arrangement owed to Company personnel or to third parties that are not otherwise specifically included in Section 1.6(a). For the avoidance of doubt, other than the persons party to the severance/change of control agreements listed in Section 2.14(c) of the Disclosure Schedule, Change of Control Payments do not include severance or termination pay payable to Company personnel that is not triggered by a change of control of the Company.

(o) “Closing” is defined in Section 1.7(c).

(p) “Code” means the United States Internal Revenue Code of 1986 and the regulations thereunder, as amended.

(q) “Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the notice of meeting and agreed to in writing by the Buyer.

(r) “Company Option Plan” means the stock option plan of the Company, as amended from time to time.

(s) “Company Options” means any unexercised and unexpired option to purchase Shares.

(t) “Company Transaction Expenses” means all costs, fees and expenses payable to third parties (including all fees and disbursements of counsel, investment banks, financial advisors and accountants) for which the Company will be liable after the completion of the Arrangement in connection with the sale of the Company, the negotiation and preparation of the Transaction Documents and the other documents required to effectuate the Arrangement, the performance of the Transaction Documents and the transactions contemplated hereunder and thereunder, excluding expenses relating to any Pre-Acquisition Reorganization or the Purchaser Financing and, excluding for greater certainty, the items set out in Section 1.6. “Company Transaction Expenses” shall also include: (i) all fees and expenses payable to the Incentive Escrow Agent, whether arising prior to or following the completion of the Arrangement; and (ii) all premiums for the D&O Insurance Tail Policy.

(u) “Company Warrants” means any unexercised and unexpired warrants to purchase Shares.

(v) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(w) “Court” means the Ontario Superior Court of Justice.

(x) “CRTC” means the Canadian Radio-television and Telecommunications Commission.

(y) “D&O Insurance Tail Policy” means a policy for directors’ and officers’ liability insurance on terms comparable to those applicable to the current directors and officers of the Company and its Subsidiaries by means of purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which has an effective term of six (6) years from the Effective Date and covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date of this Agreement.

(z) “Director” means the Director appointed pursuant to Section 278 of the OBCA.

(aa) “Disclosure Schedule” means the schedule of exceptions delivered herewith and dated as of the date hereof.

(bb) “Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

(cc) “Dissenting Shareholders” is defined in Section 4.8.

(dd) “Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to the Company or any Subsidiary of the Company relating to economic sanctions and terrorism financing, administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the U.S. Department of State or any other Governmental Authority with jurisdiction over the Company or any of its Subsidiaries, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended, or administered by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

(ee) “Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(ff) “Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC or any similar list maintained by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom; or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of comprehensive territory-wide or country-wide Economic Sanctions Laws.

(gg) “Escrow Account” is defined in Section 1.8.

(hh) “Escrow Fund” is defined in Section 1.8.

(ii) “Estimated Working Capital Amount” is defined in Section 1.11(a).

(jj) “Estimated Working Capital Statement” is defined in Section 1.11(a).

(kk) “Excess Company Funds” means all of the Company’s and its Subsidiaries’ cash and cash equivalents on hand immediately prior to the Effective Time (net of any outstanding or uncleared cheques) other than cash and cash equivalents, if any, that are required (i) to secure outstanding letters of credit or similar obligations, (ii) for Company Transaction Expenses, (iii) for the Estimated Net Working Capital Amount to be equal to the lower end of the Target Working Capital Range, (iv) to satisfy the Company’s obligations (to the extent not already satisfied) pursuant to Section 1.6, (v) to pay the Aggregate Option Exercise Price in respect of all outstanding Company Options, and (vi) to satisfy long-term liabilities, other than deferred leasing costs, as if they were due to be payable at the Effective Time.

(ll) “Extended Release Date” means 11:59 p.m. Eastern time on the date following the date on which all applicable statutes of limitations (as the same may be extended or waived) for each Pre-Closing Tax Period ending on or after June 30, 2009 shall have expired.

(mm) “FCC” means the Federal Communications Commission.

(nn) “FCC Rules” means any rules, regulations and orders of the FCC.

(oo) “Final Order” means the final order of the Court in a form acceptable to the Company and the Buyer, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Buyer, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Buyer, each acting reasonably) on appeal.

(pp) “Financing” means any financing entered into by Buyer some or all of which may be used to finance all or any portion of the Arrangement.

(qq) “Financing Sources” shall mean each person that has committed to provide or otherwise is entering into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns.

(rr) “Governmental Authority” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(ss) “Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to environmental Laws.

(tt) “Incentive Escrow Agent” is defined in Section 1.6(a).

(uu) “Indemnity Escrow Agent” is defined in Section 1.8.

(vv) “Inmarsat” means Inmarsat Canada Holdings Inc.

(ww) “Inmarsat Note” means a promissory note to be delivered by the Buyer to Inmarsat in the principal amount of $7,500,000.

(xx) “Interim Order” means the interim order of the Court in a form acceptable to the Company and the Buyer, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Buyer, each acting reasonably.

(yy) “IFRS” means international financial reporting standards in Canada.

(zz) “Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, any other foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

(aaa) “Liens” in respect of any property or assets, means any encumbrance or title defect of whatever kind or nature, regardless of form, including, but not limited to, any lien, mortgage, charge, pledge, security interest, hypothec, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

(bbb) “Losses” is defined in Section 8.2.

(ccc) “Management Incentive Plan” means the management M&A incentive plan of the Company adopted on February 18, 2013, as amended.

(ddd) “Material Adverse Change” or “Material Adverse Effect” means an event, occurrence, fact or circumstance, or change that, individually or in the aggregate with other events, occurrences, facts or circumstance, does cause or would reasonably be likely to cause a material adverse effect on the business, assets, liabilities, obligations, operations, prospects, results of operation or financial condition of the Company or any of its Subsidiaries, taken as a whole, excluding those resulting, directly or indirectly, from: (i) the entering into of this Agreement or any other Transaction Document; (ii) changes after the date of this Agreement in IFRS or any Law, (iii) the announcement of the Arrangement or the performance by the Company of their obligations hereunder, (iv) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, (v) changes in economic, business or political conditions generally, (vi) changes resulting from the outbreak or escalation of hostilities, whether or not pursuant to the declarations of a national emergency or war or the occurrence of any military or terrorist attack; or (vii) any act or omission of the Shareholders, the Company or any of its Subsidiaries prior to the Effective Date taken at the request of the Buyer; provided however that with respect to clauses (ii), (iv), (v) and (iv) such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated participants in the industries in which the Company or its Subsidiaries operate.

(eee) “Objection” is defined in Section 1.11(c).

(fff) “OBCA” means the Business Corporations Act (Ontario), as amended.

(ggg) “Option Consideration” means, in respect of any Company Option, the Option Value plus the Per Security Amount.

(hhh) “Option holder” means a holder of Company Options.

(iii) “Option Value” means, in respect of any Company Option, the amount by which

(i)	(A) the sum of the Transaction Consideration (without any adjustment pursuant to Section 1.11) and the Aggregate Option Exercise Price; divided by (B) the number of Shares outstanding at the Effective Time, assuming all Company Options had been fully vested and exercised on such date;

(ii)	exceeds the per Share exercise price of such Company Option.

(jjj) “Per Security Amount” means the quotient obtained by dividing:

(i)	the lesser of (A) the U.S. dollar equivalent on the date of distribution of the paid-up capital attributable to the Shares, and (B) all Excess Company Funds; and

(ii)	the number of Shares that would be outstanding immediately prior to the Effective Time if all of the Company Options had been exercised at such time.

(kkk) “Permit” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

(lll) “Permitted Liens” means: (i) Liens imposed by Law, such as carrier’s, warehousemen’s and mechanic’s liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due or being diligently contested in good faith by appropriate proceedings; (ii) Liens resulting from Taxes that have not yet become delinquent; and (iii) Liens of a minor nature that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company on a consolidated basis.

(mmm) “Person” means an individual, company, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in the Securities Act (Ontario)), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(nnn) “Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Buyer, each acting reasonably.

(ooo) “Pre-Closing Tax Period” means any Tax period ending on or before the Effective Date, and for any Tax period that includes (but does not end on and, for Canadian income tax purposes, does not begin on) the Effective Date (a “Straddle Period”), the portion of the Straddle Period that ends on the Effective Date.

(ppp) “Pre-Closing Taxable Events” means any transaction or event occurring on or before the Effective Date, the occurrence of which results in the imposition of a Tax on the Company or any of the Subsidiaries, provided that the Arrangement (other than Sections 2.3(a) and 2.3(c) of the Plan of Arrangement) shall not be deemed to constitute a Pre-Closing Taxable Event.

(qqq) “Pre-Closing Taxes” means all liabilities for Taxes of the Company or any of the Subsidiaries for Pre-Closing Tax Periods and Pre-Closing Taxable Events, regardless of whether the Taxes for such events are incurred prior to or after the Effective Date, determined without regard to any carryback of a loss or credit arising after the Effective Date. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Effective Date shall (i) in the case of any property or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Effective Date and the denominator of which shall be the number of days in the entire Tax period, and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Effective Date.

(rrr) “Pro Rata Share” means, in respect of each Share, a percentage equal to the quotient by dividing:

(i)	one (1); by

(ii)	the sum of the total number of issued and outstanding Shares immediately prior to the Effective Time.

(sss) “Purchaser Financing” is defined in Section 4.6.

(ttt) “Release” means any release or discharge of any Hazardous Substance including any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

(uuu) “Restricted Cash Accounts” means cash collateral accounts and/or term deposits (up to an aggregate maximum of $1,300,000) that are used to secure Company letters of credit or the margin on the Company’s currency forward contracts as set forth in Exhibit G to this Agreement.

(vvv) “SADI Agreement” is defined in Section 1.6(e).

(www) “Shareholders” means holders of Shares.

(xxx) “Shares” means all the outstanding shares in the capital of the Company.

(yyy) “Straddle Period” is defined in the definition of “Pre-Closing Tax Period”.

(zzz) “Target Working Capital Range” means the range between $4,700,000 and $5,700,000.

(aaaa) “Tax” or “Taxes” means (i) any tax, duty, fee, excise, premium, assessment, impost, levy and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in (i) or this (ii); (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

(bbbb) “Tax Act” means the Income Tax Act (Canada), and the regulations thereunder, as amended.

(cccc) “Tax Returns” means any returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes.

(dddd) “Transaction Consideration” means the amount of US$130,000,000, subject to adjustment in accordance with Section 1.11.

(eeee) “Transaction Documents” is defined in Section 2.1.

(ffff) “Working Capital” means the difference (whether positive or negative) of (a) the current assets of the Company and its Subsidiaries (including without limitation the current portion of Accrued Governmental Receivables, but excluding Excess Company Funds and cash left behind, if any, in the Company or its Subsidiaries to satisfy any of (i), (ii), (iv), (v) or (vi) within the definition of Excess Company Funds), as of a specific date, and calculated in accordance with Exhibit E, minus (b) the sum of (i) current liabilities of the Company and its Subsidiaries as of such date and calculated in accordance with Exhibit E, in each case determined, unless otherwise specified in Exhibit E, in accordance with IFRS in a manner consistent with the Financial Statements; (ii) long-term deferred revenue (if any); and (iii) any liability for airtime credits owing to Transcore as of the date of Closing. Notwithstanding the foregoing, “Working Capital” shall not include any current liabilities associated with (x) amounts required to satisfy Section 1.6, (y) the Pre-Acquisition Reorganization; or (z) the Purchaser Financing.

Section 9.3 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Assignment; Binding Effect; Benefit.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and such parties respective successors and assigns; provided that Buyer may assign this Agreement and all of their rights under this Agreement or any related documents, without the prior written consent of the Company to any Financing Source or other lenders or investors participating in the Financing as collateral security pursuant to the terms thereof. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that Section 8.2(b), the proviso at the end of the first sentence of Section 9.4 and the third sentence of Section 9.6 shall be for the benefit of the Financing Sources.

Section 9.5 Incorporation of Exhibits.

The Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.6 Governing Law; Forum.

This Agreement shall be governed by, and construed in accordance with, the laws of Ontario and the federal laws of Canada applicable therein without regard to any applicable conflicts of law. Any dispute arising under or in relation to this Agreement shall be resolved in the courts of the Province of Ontario. In any such action, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in Ottawa, Ontario. Notwithstanding the foregoing, each of the parties hereby agree that it will not bring or support any action, claim, cross-claim or third party claim of any kind or description, whether at law or in equity, whether in contract or tort or otherwise, against any Financing Source in any way relating to this Agreement, any Financing or any of the transactions contemplated hereby or thereby, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, and that the provisions of Section 9.7 relating to the waiver of jury trial shall apply to any such action, claim, cross-claim or third party.

Section 9.7 Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.8 Construction and Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Authority include any successor to that Governmental Authority.

(f) The term “knowledge”, when used in connection with the Company, means the actual knowledge of the management of the Company.

(g) The term “provided” or “furnished”, when used to describe the delivery of documents or records relating to the business of the Company by the Company to Buyer, shall be deemed to include any delivery of such documents or records to the financial or legal advisors of Buyer, and any posting of such documents or records to the data room of the Company to which the Buyer or Parent has access.

(h) The phrase “proposed to be conducted”, when used in connection with the business of the Company, means the business contemplated by the current business, budget and/or strategic plan of the Company approved or reviewed by the board of directors of the Company in the ordinary course of business.

(i) References to “the Company” shall include all predecessor entities thereof.

Section 9.9 Further Assurances.

Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the completion of the Arrangement) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 9.10 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12 Entire Agreement.

With the exception of the Prior Confidentiality Agreements, this Agreement (including the Exhibits and the Disclosure Schedule) and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 9.13 Guarantee

Parent irrevocably guarantees each and every representation, warranty, covenant, agreement and obligation of Buyer and the full and timely performance of its obligations under the provisions of this Agreement. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of Buyer’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Parent hereby waives, for the benefit of Company, (i) any right to require Company as a condition of payment or performance of Parent to proceed against Buyer or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer. Parent understands that Company is relying on this guarantee in entering into this Agreement.

Section 9.14 Currency.

All dollar amounts referenced herein are to lawful currency of the United States of America.

[Remainder of page intentionally left blank]

The parties have duly caused this Agreement to be executed as of the day and year first above written.

ORBCOMM INC.

By:	/s/ Marc Eisenberg
Name:	Marc Eisenberg
Title:	Chief Executive Officer

SOAR ACQUISITION INC.

By:	/s/ Marc Eisenberg
Name:	Marc Eisenberg
Title:	President

SKYWAVE MOBILE COMMUNICATIONS INC.

By:	/s/ Pui-Ling (Stanley) Chan
Name:	Pui-Ling (Stanley) Chan
Title:	Chief Executive Officer

RANDY TAYLOR PROFESSIONAL CORPORATION

By:	/s/ Randy Taylor
Name:	Randy Taylor
Title:	President

Schedules:

Schedule A	-	Plan of Arrangement

Schedule B	-	Arrangement Resolution

Exhibits:

Exhibit A	-	Audited Financial Statements

Exhibit B	-	Unaudited Financial Statements

Exhibit C	-	Conduct of Business of Company

Exhibit D	-	Authorizations

Exhibit E	-	Working Capital Calculation

Exhibit F	-	Key Material Agreements

Exhibit G	-	Restricted Cash Accounts

Schedule A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

1.1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Aggregate Option Exercise Price” means the total amount payable in respect of the exercise of all Company Options then outstanding.

“Arrangement” means the arrangement of the Company under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement or Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Buyer, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement made as of November 1, 2014 among the Buyer, ORBCOMM Inc., the Shareholders’ Representative and the Company (including the Schedules and Exhibits thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting by the Shareholders.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Buyer, each acting reasonably.

“Business Day” means any day excluding Saturday and Sunday or any other day that banks are closed for business in Ottawa, Ontario or New York, New York.

“Buyer” means SOAR Acquisition Inc., a corporation incorporated under the laws of Ontario.

“Certificate of Arrangement” means the Certificate of Arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Company” means SkyWave Mobile Communications Inc., a corporation incorporated under the laws of Ontario.

“Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement,

to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the notice of meeting and agreed to in writing by the Buyer.

“Company Option Plan” means the stock option plan of the Company, as amended from time to time.

“Company Options” means any unexercised and unexpired option to purchase Shares.

“Court” means the Ontario Superior Court of Justice.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Shares in respect of which Dissent Rights are validly exercised by such registered Shareholder.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

“Escrow Accounts” means the Indemnity Escrow Account and the Pre-Closing Taxes Escrow Account.

“Escrow Agreement” means the escrow agreement made between the Escrow Agent, the Buyer, the Company and the Shareholders’ Representative as of —, 2014.

“Escrow Amounts” means the Pre-Closing Taxes Escrow Amount and the Indemnity Escrow Amount.

“Escrow Funds” means the Pre-Closing Taxes Escrow Fund and the Indemnity Escrow Fund.

“Excess Company Funds” means all of the Company’s and its Subsidiaries’ cash and cash equivalents on hand immediately prior to the Effective Time (net of any outstanding or uncleared cheques) other than cash and cash equivalents, if any, that are required (i) to secure outstanding letters of credit or similar obligations, (ii) for Company Transaction Expenses, (iii) for the Estimated Net Working Capital Amount to be equal to the lower end of the Target Working Capital Range, (iv) to satisfy the Company’s obligations (to the extent not already satisfied) pursuant to Section 1.6 of the Arrangement Agreement, (v) to pay the Aggregate Option Exercise Price in respect of all outstanding Company Options, and (vi) to satisfy long-term liabilities, other than deferred leasing costs, as if they were due to be payable at the Effective Time.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Buyer, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Buyer, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Buyer, each acting reasonably) on appeal.

“Governmental Authority” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indemnity Escrow Account” means the escrow account established pursuant to the Escrow Agreement for the Indemnity Escrow Amount.

“Indemnity Escrow Agent” means —.

“Indemnity Escrow Amount” means seven and one-half percent (7.5%) of the Transaction Consideration (not including any upwards adjustment of the Transaction Consideration made pursuant to Section 2.4).

“Indemnity Escrow Fund” means the amount that is held in the Indemnity Escrow Account from time to time.

“Inmarsat” means Inmarsat Canada Holdings Inc.

“Inmarsat Number of Shares” means that number that equals $7,500,000 divided by the amount paid to Shareholders in respect of each Share pursuant to Section 2.3(e)(A).

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Buyer, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Buyer, each acting reasonably.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, any other foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Liens” in respect of any property or assets, means any encumbrance or title defect of whatever kind or nature, regardless of form, including, but not limited to, any lien, mortgage, charge, pledge, security interest, hypothec, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

“OBCA” means the Business Corporations Act (Ontario).

“Option holder” means a holder of Company Options.

“Option Value” means, in respect of any Company Option, the amount by which

(i)	(A) the sum of the Transaction Consideration (without any adjustment pursuant to Section 2.4) and the Aggregate Option Exercise Price; divided by (B) the number of Shares outstanding at the Effective Time, assuming all Company Options had been fully vested and exercised on such date;

(ii)	exceeds the per Share exercise price of such Company Option.

“Parties” means the Company, ORBCOMM Inc., the Buyer and the Shareholders’ Representative and “Party” means any one of them.

“Per Security Amount” means the quotient obtained by dividing:

(i)	the lesser of (A) the U.S. dollar equivalent on the date of distribution of the paid-up capital attributable to the Shares, and (B) all Excess Company Funds; and

(ii)	the number of Shares that would be outstanding immediately prior to the Effective Time if all of the Company Options had been exercised at such time.

“Person” means an individual, company, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in the Securities Act (Ontario)), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Plan of Arrangement” means this plan of arrangement proposed under Section 182 of the OBCA, and any amendments or variations made in accordance with the Arrangement Agreement or Section 5.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Buyer, each acting reasonably.

“Pre-Closing Taxes Escrow Account” means the escrow account established pursuant to the Escrow Agreement for the Pre-Closing Taxes Escrow Amount.

“Pre-Closing Taxes Escrow Amount” means $850,000.

“Pre-Closing Taxes Escrow Fund” means the amount that is held in the Pre-Closing Taxes Escrow Account from time to time.

“Pro Rata Share” means, in respect of each Share, a percentage equal to the quotient by dividing:

(iii)	one (1); by

(iv)	the sum of the total number of issued and outstanding Shares immediately prior to the Effective Time.

“Restricted Cash Accounts” means cash collateral accounts and/or term deposits (up to an aggregate maximum of $1,300,000) that are used to secure Company letters of credit or the margin on the Company’s currency forward contracts as set forth in Exhibit G to the Arrangement Agreement.

“Shareholders” means holders of Shares.

“Shares” means all the outstanding shares in the capital of the Company.

“Tax Act” means the Income Tax Act (Canada), and the regulations thereunder, as amended.

1.2	Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)	Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. All references to dollars or to $ are references to United States dollars, unless specified otherwise.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)	Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Plan of Arrangement.

(5)	Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(6)	Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Buyer, the Shareholders’ Representative and the Company, all holders and beneficial owners of Options and/or Shares including Dissenting Holders, and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.

2.3	Arrangement

Commencing at the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below at five (5) minute intervals (unless otherwise noted) without any further authorization, act or formality:

(a)	each Company Option will become fully vested and exercisable, and each Company Option that has not been exercised to acquire a Share prior to the Effective Time shall be deemed to have been cancelled without any further act or formality by the Company in exchange for an amount equal to the sum of the Option Value and the Per Security Amount (together, the “Option Consideration”);

(b)	each of the Shares held by Dissenting Holders in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality to the Buyer (free and clear of all Liens) in consideration for a debt claim against the Buyer for the amount determined under Article 3, and:

(i)	such Dissenting Holders shall cease to be the holders of such Shares, as applicable, and to have any rights as holders of such Shares, other than the right to be paid fair value for such Shares, as applicable, as set out in Section 3.1;

(ii)	such Dissenting Holders’ names shall be removed as the holders of such Shares from the registers of Shares maintained by or on behalf of the Company; and

(iii)	the Buyer shall be deemed to be the transferee of such Shares free and clear of all Liens, and shall be entered in the register of Shares maintained by or on behalf of the Company;

(c)	the Company shall distribute without any further act or formality by way of return of the stated capital of the Shares, an amount equal to the product of the Per Security Amount multiplied by the number of Shares outstanding;

(d)	the Inmarsat Number of Shares held by Inmarsat immediately prior to the Effective Time shall, without further action by or on behalf of Inmarsat, be deemed to be assigned and transferred by Inmarsat to the Buyer (free and clear of all Liens) in exchange for a promissory note of Buyer in the amount of $7,500,000 (the “Inmarsat Note”) plus, in respect of each Share forming part of the Inmarsat Number of Shares, (A) the Pro Rata Share of such amount, if any, determined to be paid by the Buyer pursuant to Section 2.4, and (B) the Pro Rata Share of any distribution to the Shareholders from the Escrow Accounts in accordance with the terms and conditions of the Escrow Agreement (the “Inmarsat Consideration”), and:

(i)	Inmarsat shall cease to be the holder thereof and to have any rights as a holder of such Shares other than the right to be paid the Inmarsat Consideration in accordance with this Plan of Arrangement;

(ii)	Inmarsat shall be removed from the register of the Shares maintained by or on behalf of the Company in respect of such Shares; and

(iii)	the Buyer shall be deemed to be the transferee of such Shares (free and clear of all Liens) and shall be entered in the register of the Shares maintained by or on behalf of the Company.

(e)	each Share outstanding immediately prior to the Effective Time, other than (i) Shares held by a Dissenting Holder who has validly exercised such holder’s Dissent Right, and (ii) the Shares acquired by Buyer from Inmarsat pursuant to Section 2.3(d) above shall, without any further action by or on behalf of a holder of Shares, be deemed to be assigned and transferred by the holder thereof to the Buyer (free and clear of all Liens) in exchange for (A) an amount equal to the Pro Rata Share of the amount paid to the Shareholders’ Representative pursuant to Section 1.9(c)(ii) of the Arrangement Agreement, (B) the Pro Rata Share of such amount, if any, determined to be paid by the Buyer pursuant to Section 2.4, and (C) the Pro Rata Share of any distribution to the Shareholders from the Escrow Accounts in accordance with the terms and conditions of the Escrow Agreement (the “Per Share Consideration”), and:

(i)	the holders of such Shares shall cease to be the holders thereof and to have any rights as holders of such Shares other than the right to be paid the Per Share Consideration in accordance with this Plan of Arrangement;

(ii)	such holders’ names shall be removed from the register of the Shares maintained by or on behalf of the Company; and

(iii)	the Buyer shall be deemed to be the transferee of such Shares (free and clear of all Liens) and shall be entered in the register of the Shares maintained by or on behalf of the Company.

2.4	Adjustment to Transaction Consideration

Upon the determination of the Actual Working Capital Amount in accordance with Section 1.11(c) of the Arrangement Agreement, the Transaction Consideration shall be adjusted accordingly, with payments as follows:

(a)

If the Estimated Working Capital Amount was greater than the higher end of the Target Working Capital Range then: (A) the payment made to the Working Capital Escrow Fund pursuant to Section 1.11(a) of the Arrangement Agreement shall be distributed in accordance with the terms of the Escrow Agreement and the Parent and Shareholders’ Representative shall jointly direct the Escrow Agent to distribute such payment in accordance with the Escrow Agreement within ten (10) days after the final determination of the Final Working Capital Statement; and (B) either (I) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is greater than the Estimated Working Capital Amount, then the difference between such Actual Working Capital Amount and the Estimated Working Capital Amount shall be paid by the Buyer to the Shareholders’ Representative (or to such other Person as the Shareholders’ Representative may direct in writing) within ten (10) days after the final determination of the Final Working Capital Statement; or (II) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is less than the lower end of the Target Working Capital Range, then the Buyer shall be entitled to be paid the difference between such Actual Working Capital Amount and the lower end of the Target Working Capital Range (to the extent outside of the Target Working Capital Range and not already accounted for in clause (A) above) by the Shareholders’ Representative (on behalf of the Shareholders), or in the Buyer’s sole discretion, from the Indemnity Escrow Fund, within ten (10) days after the final determination of the Final Working Capital Statement.

(b)	If the Estimated Working Capital Amount was less than the lower end of the Target Working Capital Range then: (A) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is greater than the Estimated Working Capital Amount, then the difference between such Actual Working Capital Amount and the Estimated Working Capital Amount shall be paid by the Buyer to the Shareholders’ Representative (or to such other Person as the Shareholders’ Representative may direct in writing) within ten (10) days after the final determination of the Final Working Capital Statement (unless the Actual Working Capital Amount is within the Target Working Capital Range, in which case the amount of the payment by the Buyer will be equal to the decrease in Transaction Consideration pursuant to Section 1.11(a) of the Arrangement Agreement); or (B) to the extent that the Actual Working Capital Amount as reflected on the Final Working Capital Statement is less than the Estimated Working Capital Amount, then the Buyer shall be entitled to be paid the difference between such Actual Working Capital Amount and the Estimated Working Capital Amount by the Shareholders’ Representative (on behalf of the Shareholders), or in the Buyer’s sole discretion, from the Indemnity Escrow Fund, within ten (10) days after the final determination of the Final Working Capital Statement.

(c)	If the Estimated Working Capital Amount was within the Target Working Capital Range then: (A) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is also within the Target Working Capital Range, then no adjustment to the Transaction Consideration shall be made; (B) to the extent the Actual Working Capital Amount as reflected on the Final Working Capital Statement is greater than the higher end of the Target Working Capital Range, then the difference between such Actual Working Capital Amount and higher end of the Target Working Capital Range shall be paid by the Buyer to the Shareholders’ Representative (or to such other Person as the Shareholders’ Representative may direct in writing) within ten (10) days after the final determination of the Final Working Capital Statement; or (C) to the extent that the Actual Working Capital Amount as reflected on the Final Working Capital Statement is less than the lower end of the Target Working Capital Range, then the Buyer shall be entitled to be paid the difference between such Actual Working Capital Amount and the lower end of the Target Working Capital Range by the Shareholders’ Representative (on behalf of the Shareholders), or in the Buyer’s sole discretion, from the Indemnity Escrow Fund, within ten (10) days after the final determination of the Final Working Capital Statement.

Any payment by the Shareholders’ Representative (on behalf of the Shareholders) pursuant to this Section 2.4 shall be treated as an adjustment to the consideration for the Shares effective nunc pro tunc for all income Tax purposes.

2.5	Shareholders’ Representative

Each Shareholder and Option holder will be (i) deemed to have irrevocably appointed and authorized the Shareholders’ Representative, as agent of such Shareholder or Option holder, to enter into and act under the Escrow Agreement and the Arrangement Agreement on his or her behalf in the manner contemplated in the Escrow Agreement and the Arrangement Agreement, (ii) deemed to have irrevocably authorized the Shareholders’ Representative to deal with the Buyer, the Escrow Agent and the Escrow Funds in accordance with the terms of the Escrow Agreement, and (iii) bound by the provisions of the Escrow Agreement with respect to the Escrow Accounts and the Arrangement Agreement with respect to the Actual Working Capital Amount.

2.6	Restricted Cash Account Matters.

To the extent that any cash collateral requirement respecting any Restricted Cash Account remains in place on at the Effective Time, the Buyer agrees that: (i) such Restricted Cash Account, including any interest earned from time to time thereon, shall be held by the Company pending expiry, discharge or other release of all cash collateral requirements relating to such Restricted Cash Account; and (ii) the Buyer shall pay to the Shareholders’ Representative (on behalf of the Shareholders), within ten (10) days following such expiry, discharge or other release of all cash collateral requirements relating to such Restricted Cash Account, an amount equal to the funds then held in such released account as an adjustment to the consideration for the Shares effective nunc pro tunc for all income Tax purposes.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

Shareholders may exercise dissent rights with respect to the Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Ottawa time) two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Shares, held by them and in respect of which Dissent Rights have been validly exercised, to the Buyer free and clear of all Liens, as provided in Section 2.3(b) and if they:

(a)	ultimately are entitled to be paid fair value for such Shares: (i) shall be deemed not to have participated in the transactions in Article 2; (ii) will be entitled to be paid the fair value of such Shares, which fair value, notwithstanding anything to the contrary contained in Part XIV of the OBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Shares; or

(b)	ultimately are not entitled, for any reason, to be paid fair value for such Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Shares.

3.2	Recognition of Dissenting Holders

(a)	In no circumstances shall the Buyer, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Shares in respect of which such rights are sought to be exercised.

(b)	For greater certainty, in no case shall the Buyer, the Company or any other Person be required to recognize Dissenting Holders as holders of Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.3(b), and the names of such Dissenting Holders shall be removed from the registers of holders of the Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(b) occurs. In addition to any other restrictions under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options; and (ii) Shareholders who vote or have instructed a proxyholder to vote such Shares in favour of the Arrangement Resolution (but only in respect of such Shares).

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1	Payment of Consideration

(a)	Immediately following the filing of the Articles of Arrangement:

(i)	the Company shall deposit, or arrange to be deposited, for the benefit of the Option holders, cash in an account specified by the Shareholders’ Representative in the aggregate amount of the Option Consideration as required by Section 2.3(a) of this Plan of Arrangement;

(ii)	the Company shall deposit, or arrange to be deposited, for the benefit of the Shareholders, cash in an account specified by the Shareholders’ Representative in the aggregate amount equal to the payments in respect thereof required by Section 2.3(c) of this Plan of Arrangement;

(iii)	the Buyer shall deposit, or arrange to be deposited, the Escrow Amounts, plus any amount required to be paid in to the Escrow Accounts pursuant to Section 1.11(a) of the Arrangement Agreement, by wire transfer of immediately available funds to the Indemnity Escrow Agent into accounts designated by the Indemnity Escrow Agent; and

(iv)	the Buyer shall deposit, or arrange to be deposited, for the benefit of Shareholders, cash in an account specified by the Shareholders’ Representative in the aggregate amount equal to the payments in respect thereof required by Section 2.3(e)(A) of this Plan of Arrangement.

(b)	Upon surrender to the Shareholders’ Representative for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3, the Shareholders represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Shareholders’ Representative shall deliver to such holder, the consideration which such holder has the right to receive under this Plan of Arrangement for such Shares and any certificate so surrendered shall forthwith be cancelled.

(c)	Upon surrender by Inmarsat to the Buyer for cancellation of a certificate which immediately prior to the Effective Time represented the Inmarsat Number of Shares, Inmarsat shall be entitled to receive in exchange therefor, and the Buyer shall deliver to Inmarsat, the Inmarsat Note and any certificate so surrendered shall forthwith be cancelled.

(d)	Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Shares, shall be deemed after the Effective Time to represent only the right to receive upon such surrender a payment in lieu of such certificate as contemplated in this Section 4.1. Any such certificate formerly representing Shares not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Company, the Buyer or the Shareholders’ Representative. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Buyer or the Company, as applicable, and shall be paid over by the Shareholders’ Representative to the Buyer or as directed by the Buyer.

(e)	Any payment made by way of cheque by the Shareholders’ Representative (or the Company, if applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Shareholders’ Representative (or the Company) or that otherwise remains unclaimed, in each case, on or before the third anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Buyer or the Company for no consideration.

(f)	No holder of Shares shall be entitled to receive any consideration with respect to such Shares other than any cash payment to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(g)	No Option holder shall be entitled to receive any consideration with respect to his or her Company Options other than any cash payment to which such Option holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one (1) or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed certificate, cash. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Buyer and the Company (acting reasonably) in such sum as the Buyer may direct, or otherwise indemnify the Buyer and the Company in a manner satisfactory to Buyer and the Company, acting reasonably, against any claim that may be made against the Buyer and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3	Withholding Taxes

Each of the Buyer, the Company or the Shareholders’ Representative shall be entitled to deduct and withhold from any payment to any Person under this Plan of Arrangement(including, without limitation, any amounts payable pursuant to Section 3.1) or any Ancillary Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Arrangement or the exercise, cancellation or cash-out of any Company Options or the vesting of restricted stock interests under the Tax Act, the Code or any other provision of applicable Tax Law. Withholding in respect of stock options held by Canadian-resident employees will reflect the application of paragraph 110(1)(d) of the Tax Act, if applicable. To the extent that amounts are so withheld or deducted by the Buyer, the Company or the Shareholders’ Representative, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Buyer, the Company or the Shareholders’ Representative, as the case may be. Buyer, the Company or the Shareholders’ Representative, as the case may be, shall pay over to the appropriate Governmental Authority amounts withheld under this Section 4.3.

4.4	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

4.5	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Shares issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Shareholders, the Option holders, the Company, the Buyer, the Shareholders’ Representative shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a)	The Company and the Buyer may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company and the Buyer, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to the Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Buyer at any time prior to the Company Meeting (provided that the Company or the Buyer, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Buyer (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the holders of Company Shares voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Buyer, provided that it concerns a matter which, in the reasonable opinion of the Buyer, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The arrangement (“Arrangement”) under section 182 of the Ontario Business Corporations Act (the “OBCA”), all as more particularly described and set forth in the plan of arrangement (as it may be amended from time to time in accordance with the arrangement agreement dated November 1, 2014 between the Company, SOAR Acquisition Inc., Orbcomm Inc. and Randy Taylor Professional Corporation (the “Arrangement Agreement”), the “Plan of Arrangement”), and all transactions contemplated thereby are approved, authorized and adopted.

2. The Plan of Arrangement, the full text of which is set out in Exhibit A to the Arrangement Agreement, and the completion of each of the steps described in the Plan of Arrangement (whether contemplated as part of the Plan of Arrangement or otherwise) are approved, authorized and adopted.

3. The Arrangement Agreement and all transactions contemplated therein, and the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder, are approved, ratified and confirmed.

4. The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended from time to time in accordance with the Arrangement Agreement).

5. Notwithstanding that this resolution has been duly passed by the shareholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are authorized, without further notice to, or approval of, the shareholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the plan of Arrangement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and to revoke this resolution at any time prior to the Effective Time (as defined in the Arrangement Agreement).

6. Each officer or director of the Company is authorized to execute and deliver for filing with the Director appointed pursuant to Section 278 of the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7. Each director and officer of the Company is authorized to do all such acts and things and to execute (whether under the corporate seal of the Corporation or otherwise) and deliver all such documents as in such director’s or officer’s opinion may be necessary or desirable to complete the transactions hereby approved and authorized, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of any such act or thing.